===============================================================================

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        York International Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        York International Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Notice of 2000 Annual Meeting

Proxy Statement

Annual Financial Statements and Review of Operations

[LOGO] YORK (R) INTERNATIONAL
------------------------------------------------------------------------------

       CORPORATION

TO THE STOCKHOLDERS

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of York International Corporation (the "Company"). It will be held at the Company's offices at 631 South Richland Avenue, York, Pennsylvania on Thursday, May 25, 2000, at 1:30 p.m., EDT. At the meeting we will:

     1. Elect a Board of Directors to hold office for one year.

     2. Ratify the appointment of KPMG LLP as the Company's independent accountants.

     3. Consider any other business properly presented at the meeting.

     Stockholders of record at the close of business on April 6, 2000 are entitled to vote at the meeting.

     If you cannot attend the meeting, please take the time to sign, date and mail the enclosed proxy in the envelope we have provided. A majority of the outstanding shares of common stock must be represented at the meeting in order to transact business and, regardless of the number of shares you own, your proxy is important in fulfilling this requirement. By promptly returning your proxy you will save the Company the expense involved in further communications. If you choose to attend the meeting, you may vote in person, even if you have previously sent us your proxy.

On behalf of the Company's Board of Directors


JANE G. DAVIS
Vice President, Secretary and
General Counsel

April 19, 2000

                                PROXY STATEMENT

     This proxy statement is being sent to you in connection with the solicitation by the Company of proxies to be voted at the 2000 Annual Meeting of Stockholders, which will be held on May 25, 2000, at 1:30 p.m., EDT, at the Company's offices at 631 South Richland Avenue, York, Pennsylvania, and at any adjournment or postponement of the meeting. The Company pays the cost of preparing, printing and mailing this proxy statement. We have retained Chase Mellon to assist with the solicitation for a fee of up to $4,000 plus out-of-pocket expenses. In addition to solicitations by mail, regular employees of the Company, without additional compensation, and employees of Chase Mellon may solicit proxies in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for the costs of sending proxy materials to stockholders.

     You can revoke your proxy at any time before the time of voting at the Annual Meeting by (1) executing another proxy at a later date, (2) delivering a written notice to any of the persons named in the proxy, or (3) voting in person at the Annual Meeting.

     If you are a holder of record of the Company's common stock at the close of business on April 6, 2000, you are entitled to vote at the Annual Meeting. You are entitled to one vote on each matter presented for each share of stock you own. The proxy committee will vote your proxy at the meeting in accordance with your directions or, if you do not mark any selections, in accordance with the recommendation of the Board of Directors. See "Vote Required to Approve Matters" for a description of quorum and voting requirements and the effect of abstentions and "broker non-votes" on such requirements. On April 6, 2000, the Company had 38,002,570 shares of common stock outstanding and entitled to vote at the meeting.

     If you plan to attend the Annual Meeting, please keep the admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please send a written request to Corporate Secretary, York International Corporation, 631 South Richland Avenue, York, Pennsylvania 17403. Please include proof of ownership, such as a brokerage account statement, and we will send you an admission ticket.

     The approximate date on which this proxy statement and form of proxy will be mailed to stockholders is April 19, 2000.


                       VOTE REQUIRED TO APPROVE MATTERS

     A quorum for the meeting is a majority of the outstanding shares, represented in person or by proxy. Abstentions, "broker non-votes" (proxies from brokers or nominees indicating they have not received instructions from the beneficial owner as to a matter on which the brokers or nominees do not have discretionary power to vote) and votes withheld will be counted as present for purposes of determining a quorum. Brokers that do not receive instructions are entitled to vote on the election of Directors and the ratification of appointment of auditors.

     The election of each Director requires a plurality of the votes cast. The approval of Proposal Two (the appointment of the auditors) requires a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast.

                 DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders must submit written proposals by December 15, 2000 in order to be included in the Company's proxy material for the 2001 Annual Meeting of Stockholders. No proposals, including a nomination for election as a Director, received after March 26, 2001 may be brought before the Annual Meeting. Address proposals to Corporate Secretary, York International Corporation, 631 S. Richland Avenue, York, PA 17403.


                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS


NOMINEES

     The Board of Directors has fixed the number of Directors to be elected at eight. All Directors will serve for a one-year term.

     The Board of Directors recommends a vote FOR each of the nominees.

     The proxy committee will vote in favor of each of the nominees listed below unless you withhold authority to vote for one or more of them.

     We have no reason to believe that any nominee will be unable to serve as a Director. However, if any nominee should become unable to serve, your proxy will be voted for a substitute nominee designated by the Board of Directors. In nominating candidates for the Board of Directors, the Directors take into account certain considerations. The first is that the Board of Directors should have a majority of independent Directors. The second is that nominees should bring experience in a field relevant to the Company's operations, such as manufacturing, marketing, technology or finance. The third is that candidates of different ages, races and genders should be considered in order to provide the Company with the benefits of diversity.

     Name and Age                  Other Positions with the Company                  Director
     on Record Date                or Nominee's Principal Occupation                  Since
     --------------                ---------------------------------                  -----
Gerald C. McDonough (71)........   Chairman of the Board of Directors;                  1988
                                   Chairman of G.M. Management Group

Michael R. Young (55)...........   President and Chief Executive Officer                1999

W. Michael Clevy (51)...........   President and Chief Executive Officer of             -----
                                   DESA International, Inc.

Malcolm W. Gambill (69).........   Retired Chairman of the Board and Chief              1993
                                   Executive Officer of Harsco Corporation

Robert F. B. Logan (67).........   Retired Chairman of the Board and Chief              1988
                                   Executive Officer of Banc One Arizona
                                   Corporation and Banc One Arizona, NA

Paul J. Powers (65)..............   Retired Chairman of the Board and Chief          ------
                                    Executive Officer of Commercial Intertech
                                    Corporation

Donald M. Roberts (64)...........   Retired Vice Chairman and Treasurer of             1988
                                    United States Trust Company of New York
                                    and U.S. Trust Corporation

James A. Urry (46)...............   Vice President of Citicorp Venture                 1992
                                    Capital Ltd.

     Mr. McDonough has been Chairman of G.M. Management Group (strategic advisory services) since 1988. He was Chairman and Chief Executive Officer of Leaseway Holdings, Inc. from 1987 to July 1988 and Chairman and Chief Executive Officer of Leaseway Transportation Corp. from 1982 to 1987. Mr. McDonough is a Director of Associated Estates Realty Corporation and is Chairman of the Independent Trustees of The Fidelity Funds.

     Mr. Young has been President and Chief Executive Officer of the Company since February, 2000 from November, 1999 to February, 2000 he was President of the Company's Central Environmental Systems Group. From 1996 to 1999 he was Chief Executive Officer and President of the Company's Bristol Compressors subsidiary. He was President, Chairman and Chief Executive Officer of Evcon Industries, Inc. from 1991 to 1995, President and Chief Operating Officer of the Company from 1988 to 1989 and Chairman, President and Chief Executive Officer of Bristol Compressors, Inc. from 1983 to 1987.

     Mr. Clevy has been President and Chief Executive Officer of DESA International, Inc. since November 1999. From 1995 to 1999, Mr. Clevy was President and Chief Executive Officer of International Comfort Products and was Chief Operating Officer from 1994 to 1995. From 1971 to 1994 he was with the Carrier Corporation unit of United Technologies Corporation, serving most recently as Vice President Manufacturing & Technology, Carrier North American Operations.

     Mr. Gambill was Chairman of the Board of Harsco Corporation from 1991 until he retired in 1994. Mr. Gambill was Harsco's Chief Executive Officer from 1987 to 1993 and its President from 1987 to 1991.

     Mr. Logan was Chairman of the Board and Chief Executive Officer of Banc One Arizona Corporation and Banc One Arizona, N.A. from April 1995 until his retirement on March 31, 1996. From April 1993 until April 1995, Mr. Logan was a private business consultant. He was with Valley National Bank, as President and Chief Operating Officer from January 1990 until April 1993 and as Senior Executive Vice President from May 1989 to January 1990. Mr. Logan was President and Chief Operating Officer of Alexander Hamilton Life Insurance Company of North America from October 1988 to April 1989, an independent financial advisor from October 1986 to October 1988, and Group Chief Executive and Deputy Chairman of Samuel Montagu & Co. (Holdings) Limited from March 1985 to July 1986. Mr. Logan is a Director of Plantronics, Inc.

     Mr. Powers was Chairman of the Board and Chief Executive Officer of Commercial Intertech Corporation from 1987 until his retirement in April 2000. Prior to that, he was President and Chief Operating Officer from 1984 to 1987 and Group Vice President, Hydraulics from 1982 to 1984. From 1978 to 1982 he was President of the Denison Division of Abex Corporation. From 1969 to 1978 he held various management positions with American Standard Corporation, including Vice President and

General Manager of the Industrial Products Division. Mr. Powers is a Director of CUNO, Incorporated, FirstEnergy Corporation, Twin Disc, Inc. and Global Marine, Inc.

     Mr. Roberts was Vice Chairman and Treasurer of the United States Trust Company of New York and its parent, U.S. Trust Corporation, from February 1990 until his retirement in September 1995. He was Executive Vice President and Treasurer of both companies from January 1989 to February 1990 and Executive Vice President of both companies from November 1979 to January 1989. Mr. Roberts is a Director of Burlington Resources, Inc.

     Mr. Urry has been a Vice President of Citicorp Venture Capital Ltd. since 1989 and has been a Vice President of Citibank, N.A. since 1986. He is a Director of Hancor Holdings, International Knife and Saw Corporation, Palomar Technologies, Inc., Airxcel, Inc., and Intersil.


Committees of the Board of Directors

     The Board of Directors has the following standing Committees:

     Audit Committee. The Audit Committee recommends the independent auditors to the Board, reviews the proposed scope of the audit and the auditors' reports and approves the audit fees to be paid. The Committee also reviews with the independent auditors and with the Company's management the Company's financial statements and the adequacy and effectiveness of the Company's internal auditing and accounting procedures and its financial controls. The Committee is also responsible for monitoring compliance with the Company's ethics policies and applicable laws and regulations. The members of the Audit Committee, who are all independent directors, are Messrs. Roberts, Gambill, Logan and Urry. The Audit Committee held five meetings in 1999.

     Compensation Committee. The Compensation Committee determines the compensation of the Company's officers, division and subsidiary presidents and general managers and certain other highly compensated employees and supervises the administration of all benefit plans and other matters affecting executive compensation. It also recommends to the Board of Directors the fees for Directors. The members of the Compensation Committee, who are all independent Directors, are Messrs. Wriston, Gambill, Logan and Urry. The Compensation Committee held two meetings in 1999.

     Executive Committee. The Executive Committee has the authority to act on behalf of the Board when specific actions must be taken between Board meetings. The members of the Executive Committee, who are all independent directors, are Messrs. Wriston, Roberts, Gambill, Welsh and Urry. The Executive Committee did not meet in 1999.

     Finance Committee. The Finance Committee was formed in November, 1999 to perform certain functions previously performed by the Audit and Finance Committee. The Committee periodically reviews the Company's financial objectives and capital structure, reviews the funding and investment results of the Company's pension plans, and reviews acquisitions, divestitures, capital expenditures and financing transactions. The members of the Finance Committee, who are all independent directors, are Messrs. Welsh, Logan and McDonough. The Finance Committee did not meet in 1999.

     Nominating and Governance Committee. The Nominating and Governance Committee was formed in March, 2000 to consider and recommend to the Board nominees for election as Directors and to make recommendations to the Board on matters of corporate governance. The members of the Nominating Committee, who are all independent directors, are Messrs. McDonough, Gambill and Roberts.

Director Compensation

     The Company pays Directors who are not employees of the Company an annual retainer of $24,000, a fee of $1,000 for attendance at each regular and special meeting of the Board or any Committee and, for Committee chairmen, an annual retainer of $2,500. The non-employee Chairman of the Board receives an annual fee of $240,000 for that service. The Company also reimburses Directors for expenses they incur in attending Board of Directors and Committee meetings. Directors who are not employees of the Company do not participate in any pension or health and welfare plans of the Company.

     Directors who are not employees of the Company may elect to defer 100% of their annual retainer and meeting fees under the Company's deferred compensation plan. Amounts deferred are credited to a reserve fund and are invested in one of several investment options selected by the Director. The investment options are the same as those available to employees under the York International Investment Plan, including an option to invest in the Company's common stock at fair market value. Dividends payable on the common stock are reinvested in additional common stock. When a Director's service with the Company ends, the amount in the Director's reserve fund can be paid to the Director in a lump sum or installments, with investments in the Company's common stock distributed as stock.

     On May 13, 1999 each of the non-employee Directors received an option to purchase 2,000 shares of the Company's common stock under the Company's Amended and Restated 1992 Omnibus Stock Plan. Each person who serves as a Director (and is not an employee of the Company) as of the annual meeting of stockholders or who becomes a Director within six months after that meeting is entitled under the plan to an option to purchase 2,000 shares of common stock at a price equal to the fair market value of the stock on the date of grant. The options are not exercisable immediately and become exercisable to the extent of 25% of the underlying shares on each of the next four anniversaries of the date of grant, subject to acceleration in the event of certain changes in control of the Company. The options have a ten-year term but expire sooner if the holder ceases to be a Director.

     Directors and members of Committees who are employees of the Company are not compensated for their service as Directors. Mr. Young is the only Director who is an employee of the Company.

     The Board of Directors held seven meetings in 1999. Each of the Directors attended at least 75% of the aggregate of the meetings of the Board and of the Committees on which he served.

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee

     Relationship of Compensation to Performance

     The Compensation Committee believes that the compensation of the Company's officers should provide a strong incentive to achieve the Company's performance objectives. The objectives, which are established by the Board of Directors together with management, are intended to maximize corporate and divisional performance and, ultimately, deliver strong value to the stockholders. Consequently, in addition to salary, a significant portion of cash compensation is in the form of an annual bonus, which is paid only if certain financial objectives are met and which can be larger if such financial objectives are exceeded. The more senior an officer, the more his or her total compensation depends on the bonus payment. The Company's Incentive Compensation Plan also contains a Mid-Term Program that provides for the grant of Performance Units to be earned over a longer measurement period. In addition, the Compensation Committee grants stock options and may grant restricted stock, designed to provide long-term incentives to key employees and tie their interests directly to those of the Company's stockholders.

     Salaries

     The Compensation Committee sets the base salary of the Chief Executive Officer and of each of the other officers based on a number of factors, including level of responsibility, tenure with the Company, financial performance of the Company, prior individual performance, and comparable salaries for officers at other large industrial corporations. The Committee believes that base salary levels should be competitive with the base salaries (excluding bonuses) of companies in comparable industries and that the opportunity to increase compensation above base salaries should be directly related to the achievement of objective financial performance targets. The companies considered by the Committee include a larger number and broader range of companies than are included in the S & P Electrical Equipment Index, shown in the Stock Performance Graph below, reflecting the Committee's view that the employment market for the Company's officers includes a broader range of companies than those with which the Company should be compared for financial performance purposes. A prominent executive compensation consulting firm assists in determining market practice for all forms of executive compensation.

     Performance-Based Bonuses

     Annual Cash Program - The Company pays annual cash bonuses under the Annual Cash Program of its Incentive Compensation Plan. Each year, the Company establishes financial objectives for its various business units for the succeeding year which are, in turn, used to establish overall targets for the financial performance of the Company. For 1999, the financial objectives selected were earnings before interest and taxes ("EBIT"), with a capital charge for net capital employed and goodwill, for the operating divisions and earnings per share ("EPS") for the Company. The financial objectives are presented to the Compensation Committee, which approves threshold, expected and overachievement targets based on these objectives. Each of the Company's management employees, including its executive officers, is eligible each year to earn a performance bonus equal to a percentage of base salary. The applicable percentage depends on the employee's level of responsibility and on the extent to which targets are achieved (i.e., the more senior the employee and the greater the level of performance of the area for which he or she is responsible, the higher the applicable percentage used to calculate his or her bonus).

     Bonuses for each individual are primarily based on the performance of that individual's business unit. In the case of those individuals with responsibility at the corporate level, such as the Chief Executive Officer and other corporate officers, bonuses are based on overall Company performance. A portion of the bonus of high level individuals in the business units is also based on overall Company performance. Bonus awards to the executive officers listed in the Summary Compensation Table are disclosed in that table.

     Mid-Term Program - The Mid-Term Program of the Incentive Compensation Plan is intended to cover successive measurement periods. The objectives for the measurement period are approved by the Compensation Committee, which also approves the number of Performance Units granted, based on market competitive data and job responsibilities. At the end of the measurement period, the number of Performance Units earned, if any, is based on the extent to which the established objectives have been met. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's common stock during the 120 consecutive trading days ending on the last day of the measurement period.

     In 1997, 1998, and 1999 the Compensation Committee approved Mid-Term Performance Objectives for the three-year periods from 1997 through 1999, 1998 through 2000, and 1999 through 2001, respectively. The 1997 and 1998 grants were based one-half on cumulative earnings per share and one-half on total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index. In order to better align the program with stockholders' interests, the 1999 grant was based solely on total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index. The 1997 grant expired at the end of 1999 with no Performance Units having been earned since the Company did not meet either the target based on the Company's cumulative earnings per share or the target for total return to stockholders.

     Stock Awards

     In order to align the interests of management more closely with the long term interests of the Company's stockholders, the Compensation Committee also issues stock options and may issue restricted stock, pursuant to the Company's Amended and Restated 1992 Omnibus Stock Plan. The Committee grants options to individual employees based on its evaluation of a number of factors, including level of base salary, level of responsibility, expected level of contribution to the Company, prior individual performance and prior stock option and restricted stock grants. The largest grants are awarded to the most senior employees, who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. However, the Committee also awards options to individuals at all levels of the organization in order to focus employee attention on the performance of the Company's stock. Options under the plan may be either incentive stock options or non-qualified stock options at the discretion of the Compensation Committee. In 1999, the Committee granted performance-accelerated stock options exercisable at fair market value to certain key employees, including the Company's officers. For these individuals, the options will not be exercisable for seven years unless the Company's stock price reaches certain specified levels. Certain options vest when the stock reaches $35.9375 and other options vest one-half when the stock reaches $43.63 and one-half when the stock reaches $49.30. In each instance, the stock must remain at that average price for fifteen consecutive trading days. Stock option awards to the executive officers named in the Summary Compensation Table are disclosed in that table. The Company has never repriced any stock options.

     In 1999, the Compensation Committee granted restricted stock awards to one executive officer in connection with the start of his employment with the Company. In August 1994, in order to assure the retention of certain key employees, the Compensation Committee awarded shares of restricted stock to them, including to certain of the executive officers listed in the Summary Compensation Table. Forty percent of these shares vested in 1996 and 20% vested in each of 1997, 1998 and 1999. Under certain circumstances, the vesting of shares issued to certain highly-compensated officers will be delayed until the Company's deduction of compensation expense associated with such vesting would not be limited by

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). If an award recipient is terminated for cause, voluntarily terminates his or her employment with the Company, or breaches certain obligations of confidentiality, he or she will forfeit any unvested shares.

     Compensation of Chief Executive Officer

     Mr. Pokelwaldt's 1999 compensation, including base salary, bonus and stock option award, was determined by the Compensation Committee in accordance with the criteria described above in the "Relationship of Compensation to Performance," "Salaries," "Performance-Based Bonuses" and "Stock Awards" sections of this report.

     Mr. Pokelwaldt received an increase in his base compensation in 1999 from $700,000 to $800,000 in order to keep his salary at a competitive level. Because the Company did not meet its earnings per share target in 1999, Mr. Pokelwaldt did not receive a bonus for 1999.

     In 1999, Mr. Pokelwaldt received a grant of 15,000 Performance Units under the Mid-Term Program of the Company's Incentive Compensation Plan. Achievement of the target for these units, the Company's total return to stockholders compared to a published index, will be measured at the end of 2001. For the 1997 grant, which was measured at the end of 1999, Mr. Pokelwaldt did not receive any payment, since the Company did not meet the threshold performance objectives.

     In 1999, Mr. Pokelwaldt was also awarded performance-accelerated stock options to purchase 112,500 shares of the Company's common stock (on terms described above under "Stock Awards") at the market price on the date of grant. Additional details of Mr. Pokelwaldt's compensation over the past three fiscal years are disclosed in the Summary Compensation Table and in other sections of this "Executive Compensation" section.

     Upon the retirement of Mr. Pokelwaldt in October 1999, Mr. John R. Tucker became Chief Executive Officer. At that time, his salary was increased from $520,000 to $650,000 to reflect his increased responsibilities. Because the Company did not meet its earnings per share target in 1999, Mr. Tucker did not receive a bonus for 1999. In 1999, Mr. Tucker received a grant of 10,000 Performance Units under the Mid-Term Program of the Company's Incentive Compensation Plan and 181,250 performance-accelerated stock options (on terms described above under "Stock Awards")

     Tax Considerations

     In making its compensation decisions, the Committee considers the effect of
Section 162(m) of the Code, which limits to $1,000,000 the allowable federal income tax deduction for compensation paid to the Company's Chief Executive Officer and next four most highly compensated officers. The limit on deductibility does not apply to performance-based compensation paid pursuant to a plan approved by the stockholders. The Company expects that expense associated with stock option awards made under the Company's Amended and Restated 1992 Omnibus Stock Option Plan will not be limited by Section 162(m) since the Company obtained stockholder approval of this Plan. The expense associated with restricted share awards that are not performance-based may be limited under
Section 162(m) and, if that should be the case, the Committee may defer the vesting of such awards until such time as the associated expense is fully deductible. The Company has obtained stockholder approval of its Incentive Compensation Plan and does not anticipate that the expense associated with this Plan will be limited by Section 162(m).

     In the opinion of the Committee, the Company's performance-based cash compensation system, together with the grant of fair market value options and, in limited circumstances, restricted stock awards, provides all management employees, including executive officers, with an incentive to achieve objective financial targets designed to increase stockholder value.

     The foregoing report is hereby submitted by the members of the Compensation Committee.

Walter B. Wriston, Chairman
Malcolm W. Gambill
Robert F. B. Logan
James A. Urry

Summary Compensation Table

     The following table sets forth information concerning cash compensation paid by the Company to the Chief Executive Officer and each of the next four most highly compensated officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended December 31, 1999.

                                                                                 Long Term
                                                                            Compensation Awards
                                                                            -------------------
                                               Annual                                       Securities
                                          Compensation (1) (2)            Restricted        Underlying           All
                                          -------------------
                                                                            Stock             Options           Other
       Name                            Year       Salary        Bonus       Award (3)       Granted (4)     Compensation (5)
       ----                            ----       ------        -----       ---------       -----------     ----------------

Robert N. Pokelwaldt (6).............   1999     $650,000     $       0      $       0        112,500        $2,575,874
Past Chairman of the Board and.......   1998      700,000       947,556              0         25,000            11,776
Chief Executive Officer..............   1997      688,667             0              0         40,000            11,507

John R. Tucker (6)...................   1999      540,833             0              0        181,250             6,617
President and Chief..................   1998      445,833       750,000              0         24,000             2,798
Executive Officer....................   1997       79,003       200,000      1,129,688         40,000               391

Michael R. Young.....................   1999      426,459       411,469              0         80,000            18,958
Vice President, and President........   1998      400,000       547,733              0          8,000             8,487
Central Environmental Systems........   1997      400,000             0        535,000         30,000            21,794

Peter C. Spellar.....................   1999      327,500       217,503              0         53,000             3,244
Vice President Corporate.............   1998      312,500       215,899              0          8,000             2,931
Marketing & Strategic Accounts.......   1997      291,667             0              0         10,000             2,684

Stuart R. Amos (6)...................   1999      340,416             0              0         83,000             2,990
Vice President and President,........   1998      250,000       361,390        216,875         10,000             1,954
Unitary Products Group

Robert C. Galvin (6) ................   1999      176,458       173,250        897,500        100,000               183
Vice President and Chief
Financial Officer

___________
(1) No compensation that would be categorized as "Other Annual Compensation" was paid to officers in any of the years presented.

(2) Includes amounts deferred at the election of the officer pursuant to the York International Investment Plan, a plan established under Section 401(k) of the Code and the York International Corporation Executive Deferred Compensation Plan, a non-qualified deferred compensation plan. Does not include any amounts that may ultimately be earned for the Performance Units awarded during 1999 and shown in the Long-Term Incentive Plans - Awards in Last Fiscal Year Table.

(3) The restricted stock holdings of the officers and the value of such holdings as of December 31, 1999, based upon the 1999 year-end closing price (net of the purchase price paid by the officer) are as follows: Mr. Tucker - 12,500 shares ($330,468), Mr. Young - 10,000 shares ($264,375),
     Mr. Amos - 5,000 shares ($132,188), and Mr. Galvin - 20,000 shares ($528,750). Any dividends payable with respect to common stock will be paid with respect to the restricted stock. Messrs. Tucker and Young received 25,000 shares and 10,000 shares, respectively, of restricted stock in 1997, Mr. Amos received 5,000 shares in 1998, and Mr. Galvin received 20,000 shares in 1999. In each instance, with the exception of Mr. Young, the stock vests 50% on the second anniversary of the grant and 25% on each of the two subsequent anniversaries. Mr. Young's grant provided for cliff vesting of 100% of the stock on the third anniversary.

(4) Excludes options to purchase common stock at 85% of fair market value through automatic payroll deductions acquired in December 1999 under the 1992 Employee Stock Purchase Plan ("Purchase Plan"), in which Messrs. Pokelwaldt, Tucker, Young, Spellar and Amos each elected to participate. Messrs. Pokelwaldt and Tucker each acquired 612 shares, Mr. Young acquired 611 shares, Mr. Spellar acquired 570 shares and Mr. Amos acquired 345 shares of common stock.

(5) Comprises payments and accruals of $2,566,635 for Mr. Pokelwaldt under his Retirement Agreement dated October 14, 1999 and under the Company's Supplemental Executive Retirement Plan, matching contributions by the Company under the York International Investment Plan, contributions for Mr. Young under the Bristol Thrift and Retirement Plan and for Mr. Pokelwaldt under the York International Deferred Compensation Plan, and term life insurance premiums for the named individuals for policies with a face amount equal to the individual's base salary, as follows:


                                                    Investment Plan   Insurance
                                                     Contributions     Premium
                                                    ----------------  ---------

     Robert N. Pokelwaldt........................        $ 2,242        $6,997
     John R. Tucker..............................          4,595         2,022
     Michael R. Young............................         14,638*        4,320
     P. C. Spellar...............................          1,288         1,956
     Stuart R. Amos..............................          1,780         1,210
     Robert C. Galvin............................              0           183

     * Bristol Thrift & Retirement

(6) Mr. Pokelwaldt retired from the Company in October 1999 and Messrs. Tucker, Amos and Galvin left the Company in February 2000.


Option Grants

     The following table shows, as to each person named, the options to purchase common stock granted by the Company in 1999 under the Amended and Restated 1992 Omnibus Stock Plan. The grants do not include options to purchase Company stock through automatic payroll deductions under the Purchase Plan (see note (4) to the Summary Compensation Table above).

                             Option Grants in 1999

                                                Individual Grants
                                    -------------------------------------------------
                                                    % of
                                     Number of      Total
                                    Securities     Options                              Potential Realizable Value at
                                    Underlying     Granted                              Assumed Annual Rates of Stock
                                     Options       to All     Exercise                  Price Appreciation for Option
                                     Granted      Employees   Price Per  Expiration      Term (End of Year Value) (1)
                                                                                       --------------------------------
        Name                       (Shares) (2)    in 1999      Share       Date         0%        5% (3)      10% (3)
        ----                       ------------   ---------   ---------  ----------    ------    ----------  ----------
R. N. Pokelwaldt................      112,500         3.4%    $34.6250    03/16/09         $0    $2,449,688  $6,208,313
J. R. Tucker....................       56,250         1.7%     34.6250    03/16/09          0     1,224,844   3,104,156
                                      125,000         3.8%     22.9375    11/08/09          0     1,802,813   4,569,063
M. R. Young.....................       30,000          .9%     34.6250    03/16/09          0       653,250   1,655,550
                                       50,000         1.5%     22.9375    11/08/09          0       721,125   1,827,625
P. C. Spellar...................       33,000         1.0%     34.6250    03/16/09          0       718,575   1,821,105
                                       20,000          .6%     22.9375    11/08/09          0       288,450     731,050
S. R. Amos......................       33,000         1.0%     34.6250    03/16/09          0       718,575   1,827,625
                                       50,000         1.5%     22.9375    11/08/09          0       721,125   1,827,625
R. C. Galvin....................       40,000         1.2%     40.0625    06/22/09          0     1,007,900   2,553,900
                                       60,000         1.8%     22.9375    11/08/09          0       865,350   2,193,150

___________
(1) Represent arbitrarily assumed rates of appreciation of the common stock price, mandated by the Securities and Exchange Commission's rules, compounded annually over the term of the option and are not intended to forecast possible future appreciation, if any, of the common stock. The market value of the common stock on the March 16, 1999 grant date was $34.6250; the value of the common stock at the end of those options' term based on a compounded 5% growth rate would be $56.40 per share and based on a compounded 10% growth rate would be $89.81 per share. The market value of the common stock on the June 22, 1999 grant date was $40.0625; the value of the common stock at the end of those options' term based on a compounded 5% growth rate would be $65.26 per share and based on a compounded 10% growth rate would be $103.91 per share. The market value of the common stock on the November 8, 1999 grant date was $22.9375; the value of the common stock at the end of those options' term based on a compounded 5% growth rate would be $37.36 per share and based on a compounded 10% growth rate would be $59.49 per share.

(2) The options are non-qualified, non-transferable other than by will or the laws of descent and distribution, and become exercisable when the price of the Company's common stock reaches certain pre-determined levels during the five years following grant and remains at that average price for a period of 15 consecutive trading days. For the March 16, 1999 grant, 50% of the grant vests and becomes exercisable at $43.63 and the remaining 50% vests at $49.30. For the June 22, 1999 grant, 50% vests at $50.48 and the remaining 50% at $57.04. For the November 8, 1999 grant, 100% vests at $35.9375. In the event any tranche has not vested within five years from the date of grant, it vests and becomes exercisable on the seventh anniversary of the grant and remains exercisable until the tenth anniversary of the grant unless terminated sooner in the event of death, disability, retirement or termination of employment.

(3) No gain to the optionees is possible without an increase in stock price which will benefit all stockholders. A zero percent gain in stock price will result in zero dollars for the optionee.


Option Exercises and 1999 Year-End Option Values

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock option exercises and 1999 year-end stock option values.


                      Aggregated Option Exercises in Last
                    Fiscal Year and Year-End Option Values

                                     Number of              Number of Securities        Value of Unexercised
                                     Shares      Value     Underlying Unexercised       In-the-Money Options
                                     Acquired   Realized  Options at 1999 Year-End      at 1999 Year-End (1)
                                     --------   --------  -------------------------  --------------------------
         Name                                             Exercisable/Unexercisable  Exercisable/Unexercisable
         ----                                             -------------------------  --------------------------
R. N. Pokelwaldt..................     23,450    111,388        182,160 / 112,500          $0 /       0
J. R. Tucker......................          0          0         67,125 / 178,125           0 / 562,500
M. R. Young.......................          0          0         53,00  /  65,000           0 / 225,000
P. C. Spellar.....................          0          0         69,200 /  36,500           0 /  90,000
S. R. Amos........................          0          0         26,500 /  66,500           0 / 225,000
R. C. Galvin......................          0          0         20,000 /  80,000           0 / 270,000

___________
(1) Based upon an assumed fair market value of $27.4375 per share, which was the closing price on the New York Stock Exchange of the common stock on December 31, 1999.


Long-Term Incentive Plans - Awards in Last Fiscal Year

     The following table shows, as to each person named, the Performance Units granted by the Company in 1999 under the Mid-Term Program of the Incentive Compensation Plan. At the end of the three-year measurement period, the number of Performance Units earned, if any, will be based on the extent to which the established objective of total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index has been met. If the threshold objective is not met, no Performance Units are earned. If the target objective is exceeded, additional Performance Units can be earned, up to the number of the original grant. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's common stock during the 120 consecutive trading days ending on the last day of the measurement period.

                                                          Number of
                                                        Shares, Units        Performance or
                                                          or Other         Other Period Until
Name                                                       Rights         Maturation or Payout
----                                                    -------------     --------------------
R. N. Pokelwaldt.....................................       15,000               12/31/01
J. R. Tucker.........................................       10,000               12/31/01
M. R. Young..........................................        6,275               12/31/01
P. C. Spellar........................................        4,942               12/31/01
S. R. Amos...........................................        4,706               12/31/01
R. C. Galvin.........................................        5,033               12/31/01

Retirement Plans

     The Company has a defined benefit retirement plan (the "Retirement Plan") covering the salaried employees of certain of the Company's business units who are not subject to collective bargaining agreements. The Retirement Plan covers each of the officers named in the Summary Compensation Table other than Mr. Young and Mr. Galvin.

     The following table indicates the amount of annual retirement income which would be payable under the Retirement Plan (but for certain limitations imposed by the Code) at normal retirement age to participants in specified salary and bonus levels and years of credited service categories. For 1999 the Code limits to $160,000 the amount of earnings which may be taken into account to calculate benefits, and to $130,000 the benefits payable. The limits are adjusted annually for inflation.

       Assumed Average Annual
        Earnings for Highest
          Five Consecutive
         Years in 10 Years                                 15 Years     20 Years     25 Years     30 Years     35 Years
        Preceding Retirement                               Service      Service      Service      Service      Service
        --------------------                               --------     --------     --------     --------     --------
       $  150,000.....................................     $ 36,000     $ 48,000     $ 60,000     $ 72,000     $ 75,750
          200,000.....................................       48,000       64,000       80,000       96,000      101,000
          250,000.....................................       60,000       80,000      100,000      120,000      126,250
          300,000.....................................       72,000       96,000      120,000      144,000      151,500
          400,000.....................................       96,000      128,000      160,000      192,000      202,000
          500,000.....................................      120,000      160,000      200,000      240,000      252,500
          600,000.....................................      144,000      192,000      240,000      288,000      303,000
          700,000.....................................      168,000      224,000      280,000      336,000      353,500
          800,000.....................................      192,000      256,000      320,000      384,000      404,000
          900,000.....................................      216,000      288,000      360,000      432,000      454,500
        1,000,000.....................................      240,000      320,000      400,000      480,000      505,000

     The compensation covered by the Retirement Plan consists of base salary and bonus paid in that year. The covered compensation (excluding the effect of Code limitations) and credited years of service, as of December 31, 1999, for each of the officers named in the Summary Compensation Table above were as follows: Mr. Pokelwaldt - $739,884, 11 years; Mr. Tucker - $796,042, 2 years; Mr. Spellar- $447,983 7 years; Mr. Amos - $744,936 2 years. Mr. Galvin was not eligible to participate in 1999 since he had less than one year of service.

     The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits. The benefits are calculated on a straight-life annuity basis assuming retirement at age 65.

     The Company has a defined benefit supplemental retirement plan (the "Supplemental Retirement Plan") covering certain key executive officers, including those named in the Summary Compensation Table other than Mr. Young.

     The following table indicates the amount of annual retirement income which would be payable under the Supplemental Retirement Plan at normal retirement age to participants in specified salary and bonus levels and years of credited service categories.

       Assumed Average Annual
        Earnings for Highest
         Three Consecutive
         Years in 5 Years                                  15 Years     20 Years     25 Years     30 Years     35 Years
        Preceding Retirement                               Service      Service      Service      Service      Service
        --------------------                               --------     --------     --------     --------     --------
       $  150,000....................................      $ 56,250     $ 75,000     $ 75,000     $ 75,000     $ 75,000
          200,000....................................        75,000      100,000      100,000      100,000      100,000
          250,000....................................        93,750      125,000      125,000      125,000      125,000
          300,000....................................       112,500      150,000      150,000      150,000      150,000
          400,000....................................       150,000      200,000      200,000      200,000      200,000
          500,000....................................       187,500      250,000      250,000      250,000      250,000
          600,000....................................       225,000      300,000      300,000      300,000      300,000
          700,000....................................       262,500      350,000      350,000      350,000      350,000
          800,000....................................       300,000      400,000      400,000      400,000      400,000
          900,000....................................       337,500      450,000      450,000      450,000      450,000
        1,000,000....................................       375,000      500,000      500,000      500,000      500,000

     The Supplemental Retirement Plan provides a retirement benefit equal to up to 50% (based on a maximum of 20 years of credited service (no credit is given for service beyond 20 years) and final compensation) of the officer's highest average salary and bonus for three out of the last five years preceding retirement. The covered compensation and credited years of service under the Supplemental Retirement Plan based on 1999 salaries and bonuses as of December 31, 1999, would be approximately: Mr. Pokelwaldt - $914,333, 20 years; Mr. Tucker - $719,583, 2 years; Mr. Spellar - $407,306, 20 years; Mr. Amos - $531,667, 2 years.

     The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits, benefits under the Retirement Plan and any other retirement benefits received. The benefits are calculated on a straight-life annuity basis assuming retirement at age 62.

     The following table indicates the amount of annual retirement income which would be payable under the Bristol Compressors, Inc. Officers Retirement and Salary Continuation Plan (the "Bristol Plan") at normal retirement age to participants in specified salary levels and years of credited service categories. Mr. Young is a participant in this plan.

      Assumed Base
    Earnings for Year
        Preceding             15 Years     20 Years      25 Years     30 Years     35 Years
       Retirement             Service      Service       Service      Service      Service
    -----------------         --------     --------      --------     --------     --------
      $  150,000              $ 60,000     $ 60,000      $ 60,000     $ 60,000     $ 60,000
         200,000                80,000       80,000        80,000       80,000       80,000
         250,000               100,000      100,000       100,000      100,000      100,000
         300,000               120,000      120,000       120,000      120,000      120,000
         400,000               160,000      160,000       160,000      160,000      160,000
         500,000               200,000      200,000       200,000      200,000      200,000
         600,000               240,000      240,000       240,000      240,000      240,000
         700,000               280,000      280,000       280,000      280,000      280,000
         800,000               320,000      320,000       320,000      320,000      320,000
         900,000               360,000      360,000       360,000      360,000      360,000
       1,000,000               400,000      400,000       400,000      400,000      400,000

     The Bristol Plan provides a retirement benefit equal to 40% of the employee's base salary for the full calendar year preceding the participant's actual retirement, without regard to service. The compensation for Mr. Young as of December 31, 1999 would be approximately $426,458.

     The benefits shown in the above table are subject to reduction by 2% per year for early retirement before age 62. The benefits are calculated payable as a 15-year certain benefit payable at age 62.

     The Evcon Industries, Inc. Retirement Plan for Salaried Employees in which Mr. Young participated from 1991 until 1995, is intended to provide Mr. Young with retirement benefits. As of December 31, 1999, upon attaining age 65, he is eligible to receive an annual retirement benefit of $17,227.

     The Frick/Frigid Coil Pension Plan for Salaried Employees (the "Frick Plan"), in which Mr. Pokelwaldt participated from 1979 until his transfer to the Retirement Plan in 1988, is intended to provide Mr. Pokelwaldt with retirement benefits. Upon attaining age 65, Mr. Pokelwaldt is eligible to receive an annual retirement benefit of $8,900 under the Frick Plan. Mr. Spellar also participated in the Frick Plan. His participation was from 1979 until his transfer to the Retirement Plan in 1992. Upon attaining age 65, Mr. Spellar is eligible to receive an annual retirement benefit of $16,289 from the Frick Plan.


Retirement and Employment Agreements

     At the time of his retirement in October 1999, the Company entered into a Retirement Agreement with Mr. Pokelwaldt. Under the terms of this agreement, Mr. Pokelwaldt received his salary through the remainder of 1999 and a payment of $2,400,000. The amounts paid to Mr. Pokelwaldt are included under the heading "Other Compensation" in the Summary Compensation Table.

     In 1999, the Company entered into Employment Agreements with certain key executives, including Messrs. Tucker, Young, Amos and Galvin. The agreements have a three-year term and are automatically extended in the absence of notice to the contrary by either party. The agreements provide for a base salary of $650,000 for Mr. Tucker, $470,000 for Mr. Young, $425,000 for Mr. Amos, and $385,000 for Mr. Galvin. The Agreements provide that, in the event the executive's employment is terminated by the Company other than for cause, the executive will receive payment of his salary and target bonus for the remainder of the employment period, health and welfare benefits during that period, and service credit for that period under the Company's Retirement Plan and Executive Supplemental Retirement Plan. The Agreements also provide for an additional payment equal to two years' salary and target bonus in return for an agreement on the part of the executive not to compete with the Company for a period of two years.

     The Company terminated the employment of Messrs. Tucker, Galvin and Amos in February 2000. Mr. Tucker remains a Director until his term expires at the Annual Meeting of Stockholders. The Company is in the process of negotiating amicable separation arrangements with Messrs. Galvin and Amos. The Company and Mr. Tucker have filed lawsuits against each other concerning Mr. Tucker's entitlement to any compensation under his Employment Agreement. Nothing in this proxy statement should be construed to limit or otherwise affect the Company's claims against Mr. Tucker.

Change-in-Control Arrangements

     The Company maintains severance agreements with certain of its key employees, including the individuals named in the Summary Compensation Table, which provide severance benefits in the event the employee's employment terminates in connection with or for a period following a change in control of the Company. In such event, the employee would receive a payment equal to three times his or her annual base salary and target bonus, together with continued health insurance benefits until the earlier of 36 months or the obtaining of similar coverage from another employer. Amounts payable under the agreements will be cut back to the extent they would not be tax deductible under Section 280G of the Internal Revenue Code.

Stock Performance Graph

     The following chart compares the cumulative total return on the Company's common stock for the 5-year period from December 31, 1994 through December 31, 1999 to the cumulative total return for the same period of the Standard & Poor's Midcap 400 Index, the Industrial Component of the Standard & Poor's Midcap 400 Index, and the Standard & Poor's Electrical Equipment Index. The graph assumes that the value of the investment in the common stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.

                COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN
             AMONG YORK INTERNATIONAL, THE S&P MIDCAP 400 INDEX,
             THE INDUSTRIAL COMPONENT OF THE S&P MIDCAP 400 INDEX
                    AND THE S&P ELECTRICAL EQUIPMENT INDEX

                             [GRAPH APPEARS HERE]

                                            Dec-94  Dec-95  Dec-96  Dec-97 Dec-98  Dec-99
YORK INTL                                    100   128.17   153.44  109.87  114.7    78.46
S&P ELECTRICAL EQUIPMENT - 500               100   140.33   192.73  271.6   364.51  546.57
S&P MIDCAP 400 INDEX                         100   130.94   156.08  206.43  245.87  282.06
INDUSTRIAL COMPONENT OF THE S&P MIDCAP 400   100   129.51   155.11  185.39  202.67  245.2

                           OWNERSHIP OF COMMON STOCK

                 OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of February 29, 1999 with respect to beneficial ownership of shares of the Company's common stock, assuming exercise of options exercisable within 60 days of such date, by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group. Except as otherwise noted, the beneficial owners have sole voting and investment power as to all such shares.

                                                                    Number of
                                                                      Shares
                                                                   Beneficially    Percentage of
                 Name of Beneficial Owner                            Owned (a)      Outstanding
                 ------------------------                          ------------    -------------
Robert N. Pokelwaldt (b)........................................                392,251        1%
Malcolm W. Gambill (c)..........................................                 25,330        *
Robert F. B. Logan (d)..........................................                 94,011        *
Gerald C. McDonough (e).........................................                 71,650        *
Donald M. Roberts (f)...........................................                 80,434        *
John R. Tucker (g)..............................................                 97,368        *
James A. Urry (h)...............................................                 44,617        *
John E. Welsh, III (i)..........................................                 31,400        *
Walter B. Wriston (j)...........................................                 13,450        *
Michael R. Young (k)............................................                 94,077        *
Peter C. Spellar (l)............................................                130,786        *
Stuart R. Amos (m)..............................................                 34,950        *
Robert C. Galvin................................................                 42,000        *
All directors and executive officers of the Company as a group                1,454,509      3.8%
   (21 persons) (n).............................................

___________
* Represents less than 1.0% of the aggregate shares of common stock outstanding.

(a) Includes shares issuable upon exercise of options that are exercisable within 60 days.

(b)  Includes 182,160 shares issuable upon exercise of options.

(c) Includes 9,000 shares issuable upon exercise of options, and 5,330 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(d) Includes 200 shares owned by Mr. Logan's wife as to which he disclaims beneficial ownership, 9,000 shares issuable upon exercise of options, and 4,418 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(e)  Includes 9,000 shares issuable upon exercise of options.

(f) Includes 13,679 shares owned by Mr. Roberts' adult child and 13,678 shares owned by Mr. Roberts' wife on behalf of their two children as to which Mr. Roberts has no voting or investment power and as to which he disclaims beneficial ownership, 9,000 shares issuable upon exercise of options, and 1,041 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(g)  Includes 67,125 shares issuable upon exercise of options.

(h) Includes 9,000 shares issuable upon exercise of options, and 5,617 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(i)  Includes 9,000 shares issuable upon exercise of options.

(j)  Includes 9,000 shares issuable upon exercise of options.

(k)  Includes 53,000 shares issuable upon exercise of options.

(l) Includes 30,000 shares held in trust for Mr. Spellar's children, as to which he disclaims any beneficial ownership, and 69,200 shares issuable upon exercise of options.

(m)  Includes 26,500 shares issuable upon exercise of options.

(n)  Includes 672,835 shares issuable upon exercise of options.


                     OWNERSHIP OF OTHER BENEFICIAL OWNERS

                                      Voting                Dispositive        Total Amount     Percent
                                     Authority               Authority         of Beneficial      Of
Name and Address                  Sole       Shared       Sole       Shared      Ownership       Class
----------------               ----------  ----------  ----------  ----------  -------------  -----------
Capital Research and
Management Company   (1)                0           0   4,842,300           0      4,842,300     12.4%
333 S. Hope St.
Los Angeles, CA 90071

Amvescap PLC    (2)
11 Devonshire Square                    0   4,295,285           0   4,295,285      4,295,285     11.02%
London EC2 M4YR
England

Brinson Partners, Inc.   (3)
209 South Lasalle               3,856,233           0           0   3,856,233      3,856,233      9.7%
Chicago, IL 60604-1295/
UBS AG

KR Capital Advisors, Inc. (4)   2,137,475           0   2,137,475           0      2,137,475      5.5%
450 Park Avenue
New York, NY 17403/
Edward D. Klein

___________
(1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2000.

(2) Based on a Schedule 13G filed by Amvescap PLC with the Securities and Exchange Commission on February 3, on behalf of itself and on behalf of AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., Invesco, Inc., Invesco North American Holdings, Inc., Invesco Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc., and INVESCO (NY) Asset Management, Inc.

(3) Based on a Schedule 13G filed by Brinson Partners, Inc. ("BPI") and UBS AG, the ultimate Swiss parent of BPI, with the Securities and Exchange Commission on February 4, 2000.

(4) Based on a Schedule 13G filed by KR Capital Advisers, Inc. and Edward D. Klein with the Securities and Exchange Commission on February 4, 2000.


Section 16(a) Beneficial Ownership Reporting Compliance

     Based on a review of the forms filed with the Securities and Exchange Commission, we believe that all reports required of officers and directors concerning their ownership of the Company's stock during 1999 were filed in a timely manner.

Certain Relationships and Related Transactions

     Capital Research and Management Company, Invesco, an affiliate of Amvescap, and KR Capital Advisers Inc., each of which holds more than 5% of the Company's stock, manage portions of the Company's pension plan assets. The management agreements with these holders were entered into on an arm's-length basis.


                                 PROPOSAL TWO

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected and recommends the ratification of the appointment of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

     Representatives of KPMG LLP are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of the appointment of the independent accountants.


                                OTHER BUSINESS

     As of the date of this proxy statement, the Company does not intend to bring any other matters before the 2000 Annual Meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly come before the 2000 Annual Meeting, it is the intention of the proxy committee to vote the proxy in accordance with their best judgment.


                                                  JANE G. DAVIS
                                                  Vice President, Secretary and
                                                  General Counsel

April 19, 2000

                                  INVITATION


If you wish to attend the York International Corporation 2000 Annual Meeting of Stockholders in person, please present this invitation at the door. The meeting will be held on Thursday, May 25, 2000, at 1:30 p.m. EDT, at the Company's offices at 631 South Richland Avenue, York, PA 17403.

               NEW ADDRESS                                  MARK HERE
                                                           FOR ADDRESS
-----------------------------------------
                                                           CHANGE AND     [_]
-----------------------------------------
                                                        NOTE SUCH CHANGE
-----------------------------------------
                                                             AT LEFT


                  PLEASE DO NOT FOLD OR PERFORATE THIS PROXY


Please sign exactly as your name or names appear. Persons acting in a fiduciary capacity should so indicate. PLEASE NOTE any change of address and supply any missing Zip Code number.



Signature:                                  Date:
           -------------------------------        --------------------------

Signature:                                  Date:
           -------------------------------        --------------------------

                                   APPENDIX






                        YORK INTERNATIONAL CORPORATION

                          ANNUAL FINANCIAL STATEMENTS
                           AND REVIEW OF OPERATIONS

                                     1999

                                      a1

                                   Contents

DESCRIPTION OF BUSINESS..........................................    a3
MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS......................    a4
INDEPENDENT AUDITORS' REPORT.....................................    a4
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA.....................    a5
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............................    a6
FINANCIAL STATEMENTS.............................................   a13
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......................   a17
SUMMARY OF QUARTERLY RESULTS.....................................   a32
TRADING AND DIVIDEND INFORMATION.................................   a32
INVESTOR AND STOCKHOLDER INFORMATION.............................   a33
CORPORATE DATA...................................................   a33
DIRECTORS AND OFFICERS...........................................   a34

                                      a2

                            Description of Business

York International Corporation (the Company) is a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. The Company believes it is the third largest manufacturer and marketer of such products in the United States and one of the leading companies in the HVAC&R industry internationally. The Company's air conditioning systems range from a one ton* unit for a small residence to the 59,000 ton system installed in the New York World Trade Center. In 1999, the Company's products were sold in over 100 countries through over 850 sales and distribution facilities and are in use in such diverse locations as the Kuala Lumpur City Centre in Malaysia, the British Houses of Parliament, the Tokyo World Trade Center, the Pentagon, NASA's Vehicle Assembly Building at Cape Canaveral, NASA's Johnson Space Center, the Los Angeles International Airport, the Jeddah Airport, the Overseas Union Bank Centre in Singapore, the Sydney Opera House, the National Library Complex in Beijing, the Atlantic City Convention Center, the English Channel Eurotunnel, the Hong Kong Exposition Centre and the Lantau Airport Railway System in Hong Kong.

The Company was founded in 1874 in York, Pennsylvania. From 1956 until 1986, the Company was a part of Borg-Warner Corporation ("Borg-Warner"). In 1986, it was spun off to Borg-Warner shareholders and became an independent, publicly held company. In 1988, the Company was purchased in a leveraged buyout by a corporation organized by affiliates of Citicorp Investments Inc. ("CII") and two investors. In October 1991, the Company completed an initial public offering of its Common Stock, and in 1992, CII and the other non-management investors sold their remaining shares in a public offering. In 1999, the Company expanded its Refrigeration business by acquiring all of the outstanding capital stock of Sabroe A/S, a Danish company. The acquisition establishes the York Refrigeration Group as the world leader in supplying industrial refrigeration systems and products.

Headquartered in York, Pennsylvania, the Company has manufacturing facilities in 12 states and 14 foreign countries. As of December 31, 1999, the Company employed approximately 25,000 people worldwide.

Unless the context otherwise requires, the terms "Company" and "York" refer to the Company and its consolidated subsidiaries. The Company's principal executive offices are located at 631 South Richland Avenue, York, Pennsylvania 17403, and its telephone number is (717) 771-7890.

Products and Markets

All of the Company's products are in the heating, ventilating, air conditioning and refrigeration (HVAC&R) industry, and the Company operates solely in this industry. Within HVAC&R, the Company's products fall into three general categories. The first is Unitary products, consisting of air conditioning and furnace units and hermetic and scroll compressors designed for use in residential and light commercial applications. The second is Engineered Systems products, consisting of heating, air conditioning and thermal storage equipment designed for commercial applications in retail stores, office buildings, shopping malls, manufacturing facilities, hospitals, universities, airports and marine vessels. The third is Refrigeration products, including commercial and industrial refrigeration and gas compression equipment, designed for the food, beverage, chemical and petrochemical processing industries. The Company's engineered systems products and refrigeration products are designed specifically for the customer's needs and applications.

* The cooling capacity of air conditioning units is measured in tons. One ton of cooling capacity is equivalent to 12,000 BTUs and is generally adequate to air condition approximately 500 square feet of residential space.

                                      a3

 Management's Report on Financial Statements and Independent Auditors' Report

Management's Report on Financial Statements

To the Stockholders of York International Corporation:

The management of York International Corporation is responsible for the preparation of the accompanying financial statements. In management's opinion, the financial statements have been prepared in conformity with generally accepted accounting principles. The Company believes that the accounting systems and related controls that it maintains are sufficient to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems and controls are tested and evaluated regularly by the Company's internal auditors as well as by the independent auditors in connection with their annual audit.

The directors of York International Corporation have established an Audit Committee currently comprised of four outside directors. The Audit Committee meets with management, the internal auditors and the independent auditors and monitors generally the accounting affairs of the Company. The Audit Committee also recommends to the stockholders the selection of the independent auditors.

/s/ Michael R. Young       /s/ C. David Myers       /s/ Charles F. Cargile


Michael R. Young           C. David Myers           Charles F. Cargile
President and              Vice President and       Vice President, Finance and
Chief Executive Officer    Chief Financial Officer  Corporate Development

February 17, 2000


Independent Auditors' Report

The Board of Directors and Stockholders, York International Corporation:

We have audited the accompanying consolidated balance sheets of York International Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of York International Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Harrisburg, Pennsylvania

February 17, 2000

                                      a4

                 Five Year Summary of Selected Financial Data

(in thousands, except per share data and Other Information)          1999          1998         1997           1996          1995
----------------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data:
 Net sales                                                     $3,866,615    $3,289,201    $3,193,657    $3,218,534    $2,929,948
 Gross profit                                                     812,964       722,936       636,226       685,857       629,379
 Acquisition, integration, restructuring and
  other charges (a)                                                54,532            --            --            --            --
 Impairment loss on long-lived assets (b)                             --             --            --            --       244,473
 Income (loss) from operations                                    163,945       228,704       114,002       238,384       (21,670)
 Gain on sale of business                                           9,627            --            --            --            --
 Interest expense, net                                             61,150        41,527        40,876        34,544        41,412
 Income (loss) before income taxes and cumulative
  effect of accounting change                                     118,082       187,303        78,468       204,463       (70,782)
 Provision for income taxes                                        41,303        50,810        31,075        56,554        25,290
 Income (loss) before cumulative effect of
  accounting change                                                76,779       136,493        47,393       147,909       (96,072)

 Net income (loss)                                                 75,882       136,493        47,393       147,909       (96,072)

 Basic earnings (loss) per share:
  Income (loss) before cumulative effect
   of accounting change                                              1.93          3.38          1.11          3.43         (2.38)
  Accounting change                                                 (0.02)           --            --            --            --
  Net income (loss)                                                  1.91          3.38          1.11          3.43         (2.38)
 Diluted earnings (loss) per share:
  Income (loss) before cumulative effect
   of accounting change                                              1.93          3.36          1.10          3.37         (2.38)
  Accounting change                                                 (0.02)           --            --            --            --
  Net income (loss)                                                  1.91          3.36          1.10          3.37         (2.38)

 Cash dividends per share                                            0.60          0.48          0.48          0.36          0.24
 Weighted average common shares and
  common equivalents outstanding:
   Basic                                                           39,637        40,402        42,550        43,136        40,321
   Diluted                                                         39,832        40,622        43,040        43,950        40,321

 Capital expenditures                                          $  104,065    $   64,638    $   66,854    $   73,576    $   66,242
 Depreciation and amortization                                     64,171        57,785        52,776        48,581        42,841
 Amortization of deferred charges and unallocated
  excess of cost over net assets acquired                          24,119        17,059        15,978        18,410        18,643

Balance Sheet Data:
 Working capital                                               $  485,234    $  521,054    $  535,123    $  524,143    $  393,063
 Total assets                                                   2,874,539     2,106,538     1,996,298     2,074,771     1,927,002
 Long-term debt                                                   854,494       362,724       452,344       313,641       314,246
 Stockholders' equity                                             731,930       730,799       646,285       780,377       624,814

Other Information:
 Employees                                                         25,000        20,600        20,300        20,100        19,000
 Backlog (in thousands)                                        $1,065,096    $  879,473    $  834,466    $  845,076    $  868,640
 Total debt as a percent of total capital                            56.7%         36.2%         44.7%         36.2%         39.1%
 Current ratio                                                       1.48          1.66          1.78          1.68          1.50
 Book value per share                                          $    19.08    $    18.27    $    15.91    $    17.89    $    14.51
---------------------------------------------------------------------------------------------------------------------------------

(a) In 1999, the Company recorded charges to operations for costs relating to the acquisition, integration and restructuring of Sabroe and other Company cost reduction initiatives. See notes 14 and 15 to the financial statements.
(b)  In 1995, the Company adopted Statement of Financial Accounting Standards
        (SFAS) 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," resulting in a charge of $244.5 million to operations

                                      a5

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

The following table sets forth sales by product group and geographic market:

Net Sales (in thousands)                                   1999          1998          1997
--------------------------------------------------------------------------------------------
Unitary Products Group:
   Bristol Compressors                                $  579,686    $  529,809    $  504,024
   Residential and light commercial products           1,098,514     1,055,627       964,648
   Intragroup compressor sales                          (108,721      (103,676       (76,294
                                                      ----------    ----------    ----------
                                                       1,569,479     1,481,760     1,392,378
Engineered Systems Group                               1,460,736     1,408,091     1,396,436
York Refrigeration Group                                 883,609       447,499       447,093
Eliminations                                             (47,209       (48,149       (42,250)
--------------------------------------------------------------------------------------------
   Net Sales                                          $3,866,615    $3,289,201    $3,193,657
--------------------------------------------------------------------------------------------

U.S.                                                          52%           58%           58%
International                                                 48%           42%           42%
--------------------------------------------------------------------------------------------
   Total                                                     100%          100%          100%
--------------------------------------------------------------------------------------------

In June 1997, The Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement requires the Company to report certain financial and other information about its business segments, products and services, the geographic areas in which it operates and its major customers. The objective of this statement is to help users of financial statements better understand the enterprise's performance, better assess its prospects for future net cash flows and make more informed judgments about the enterprise as a whole. See note 17 to the consolidated financial statements for this disclosure.

Results of Operations 1999 as Compared with 1998

Sales for the year ended December 31, 1999 increased 17.6% to $3,866.6 million from $3,289.2 million for 1998. (See table above which shows sales by business segment and geographic market, and note 17 to the consolidated financial statements for additional information.) Sales levels increased for all business groups. Order backlog at December 31, 1999 was $1,065.1 million compared to $879.5 million as of December 31, 1998.

Unitary Products Group (UPG) sales increased 5.9% to $1,569.5 million due to
----------------------
improved volume in both the compressor and the equipment businesses. Sales increases in North America, including a preseason sales incentive program, Europe and the Middle East offset lower equipment volume in Latin America.

Engineered Systems Group (ESG) sales increased 3.7% to $1,460.7 million,
------------------------
primarily due to increased volume in domestic aftermarket service and chiller equipment sales. The increases were offset somewhat by lower airside equipment volume and the impact of the sale of Viron, the Company's performance contracting business.

York Refrigeration Group (YRG) sales increased 97.5% to $883.6 million. The
------------------------
increase was due to the acquisition of Sabroe, which added approximately $445 million of sales to the York Refrigeration total. Excluding the impact of Sabroe, Refrigeration sales were down in Europe and Asia primarily due to lower capital investments by petrochemical companies.

From a geographic perspective, domestic sales increased 5.5% to $2,002.4 million and international sales increased 34.1% to $1,864.2 million.

In 1999, the Company recorded charges in cost of goods sold of $22.4 million, primarily to write-down inventory to the lower of cost or market. Integration of the Refrigeration business, principally discontinuation of certain Gram product lines, resulted in $6.9 million of the inventory write-down. Deteriorating economic conditions in Latin America and Eastern Europe resulted in inventory write-downs of $3.2 million and $4.2 million, respectively. ESG operations, primarily in the U.S. and Australia, resulted in inventory writedowns of $1.5 million. The discontinuance of a UPG product line resulted in additional inventory write-downs of $4.6 million and warranty charges of $2.0 million.

In 1999, gross profit increased 12.5% to $813.0 million (21.0% of sales) from $722.9 million (22.0% of sales) in 1998. The gross profit dollar improvement was due to the inclusion of Sabroe for seven months, the higher margin ESG service business and improved factory performance and cost reductions in UPG. Excluding the charges identified in the preceding paragraph, gross profit as a percentage of sales decreased from 22.0% in 1998 to 21.6% in 1999. The decrease resulted primarily from ESG airside factory inefficiencies and overall weakness in the airside business and in Latin America. During 1999, the Company recorded $6.0 million of

                                      a6
credits to cost of goods sold for expected recovery from business interruption insurance relating to the Grantley accident. Similar credits totaled $25.5 million in 1998.

Selling, General and Administrative expense (SG&A) increased 20.3% to $594.5 million (15.4% of sales) in 1999 from $494.2 million (15.0% of sales) in 1998. The increase in amount is due to the acquisition of Sabroe and selective investments, primarily in the first half of the year, in engineering, product development and information technology.

In 1999, the Company recorded charges to operations of $54.5 million, of which $35.0 million related to the integration of Sabroe into the York Refrigeration business and $19.5 million related to restructuring and downsizing other Company operations not impacted by the Sabroe acquisition.

The York Refrigeration Group charges consist of non-cash write-downs of $8.2 million and other accruals of $8.7 million principally for the closure of the Gram manufacturing facility in Denmark, the closure of duplicate sales and service offices in Europe and Asia and workforce reductions. Additionally, the Company recorded cash expenses of $12.7 million relating to the cost and loss on a currency option to fix the price of the acquisition and $5.4 million for integration expenses consisting of employee relocation, office integration activities, product training and sign and logo changes.

The other Company charges of $19.5 million consist of non-cash write-downs of $3.6 million and other accruals of $15.9 million. The charges relate to workforce reductions, asset write-downs, principally in Latin America and Eastern Europe due to the current economic conditions in those regions, closing costs for the ESG Airside factory in Salisbury, North Carolina, contractual obligations and other receivables.

Income from operations in 1999 decreased to $163.9 million (4.2% of sales) from $228.7 million (7.0% of sales) in 1998. The discussion below of each business units' income from operations excludes all charges as discussed above.

Unitary Products Group income from operations increased 11.2% to $156.2 million
----------------------
(10.0% of sales) due to better performance in the equipment and compressor businesses. Improved plant performance on higher volume, cost reduction efforts and strong mini-split product exports from Thailand offset weakness in Latin America performance.

Engineered Systems Group income from operations decreased 8.4% to $114.7 million
------------------------
(7.9% of sales) due to poor performance in the airside business and weakness in Latin America. These weaknesses were partially offset by strong year-over-year performance in aftermarket service operations, success in certain new product introductions and continued strength in Asia.

York Refrigeration Group income from operations increased 62.4% to $44.5 million
------------------------
(5.0% of sales) due to including seven months of Sabroe earnings. Excluding Sabroe, refrigeration earnings were significantly lower on a year-over-year basis due to factory inefficiencies and overall reduced capital spending by petrochemical companies.

In 1999, the Company recorded a gain on the sale of Viron, the Company's performance contracting business, of $9.6 million.

In 1999, net interest expense increased 47.3% to $61.2 million due to the impact of higher average borrowings. Excluding the Sabroe acquisition financing, lower average debt levels and favorable average interest rates for foreign and variable debt would have contributed to lower interest expense.

Equity in earnings of affiliates was $5.7 million in 1999 as compared to $0.1 million in 1998. The improvement was primarily the result of improved performance in the UPG Scroll Technologies Compressor operation.

Provision for income taxes of $41.3 million for 1999 relates to both U.S. and non-U.S. operations. The effective rate was 35% for 1999 compared to 27.1% (33% excluding export incentives, foreign tax credit planning and other non-U.S. activities including closures and consolidations) for 1998. The increase in the effective tax rate is primarily attributable to integration and restructuring charges in certain jurisdictions for which no tax benefit was recorded.

Net income, as a result of the above factors, was $75.9 million in 1999 as compared to $136.5 million in 1998.

Results of Operations 1998 as Compared with 1997

Sales for the year ended December 31, 1998 increased 3.0% to $3,289.2 million from $3,193.7 million for 1997. (See table above which shows sales by business segment and geographic market, and note 17 to the consolidated financial statements for additional information.) Sales levels increased for all business groups. Order backlog at December 31, 1998 was $879.5 million compared to $834.5 million as of December 31, 1997.

Unitary Products Group sales increased 6.4% to $1,481.8 million, primarily due
----------------------
to improved volume in the unitary equipment markets in North America and Latin America and continued growth and expansion in Latin American markets.

Engineered Systems Group sales increased 0.8% to $1,408.1 million, primarily due
------------------------
to increased volume in the domestic service and equipment business and continued growth and expansion in Latin America. These increases were offset by a decline in the Asian market and lost sales as a result of the accident at the Grantley factory in York, PA. (See additional disclosure in note 16 to the consolidated financial statements.)

                                      a7

York Refrigeration Group sales were basically flat at $447.5 million, primarily
------------------------
due to the sale of the German Commercial Refrigeration business in the second quarter of 1997. Excluding the sale of this business, refrigeration product sales improved approximately 6% primarily due to stronger sales levels in the second half of 1998 in Europe and North America.

From a geographic perspective, domestic sales increased 3.2% to $1,898.6 million and international sales increased 2.6% to $1,390.6 million.

Gross profit in 1998 increased 13.6% to $722.9 million (22.0% of sales) from $636.2 million (19.9% of sales) in 1997. Excluding the non-recurring items in 1997, gross profit as a percent of sales increased 120 basis points. This improvement is due to the performance of the Unitary Products Group, improved performance in manufacturing operations, product mix, and other cost reduction measures. During 1998, the Company recorded credits to cost of goods sold of $25.5 million reflecting expected insurance recovery for certain incremental expenses and losses included in cost of goods sold as a result of the Grantley accident.

Selling, General and Administrative expense (SG&A) decreased 5.4% to $494.2 million (15.0% of sales) in 1998 from $522.2 million (16.4% of sales) in 1997. Excluding the non-recurring items in 1997, SG&A as a percent of sales was flat.

Income from operations in 1998 increased to $228.7 million (7.0% of sales) from $114.0 million (3.6% of sales) in 1997. Excluding the non-recurring items in 1997, operating income as a percent of sales increased 120 basis points.

Unitary Products Group income from operations increased 36.8% to $140.5 million
----------------------
(9.5% of sales), primarily due to increased volume in the unitary equipment markets in North America and Latin America, improved plant performance, effective implementation of cost reduction programs and continued growth and expansion in Latin American markets.

Engineered Systems Group income from operations increased 5.8% to $125.2 million
------------------------
(8.9% of sales), primarily due to increased volume and performance in the domestic service and equipment business and continued growth and expansion in Latin America. These increases were offset by the decline in the Asian market and profits on lost sales as a result of the accident at the Grantley factory.

York Refrigeration Group income from operations increased 20.6% to $27.4 million
------------------------
(6.1% of sales), primarily due to stronger performance domestically and in Europe in both sales and factory performance. SG&A expenditures were reduced by effective control of spending in all regions and the sale of the German Commercial Refrigeration business.

In 1998, net interest expense increased 1.6% to $41.5 million due to the impact of higher average borrowing rates offset by the benefit of reduced working capital levels.

Equity in earnings of affiliates was $0.1 million in 1998 as compared to $5.3 million in 1997. The 1997 earnings include a net gain of $4.5 million relating to the gain on the sale of an Egyptian air conditioning company reduced by a portion of the non-recurring charge in 1997.

Provision for income taxes of $50.8 million for 1998 relates to both U.S. and non-U.S. operations. The effective rate is 27.1% and reflects a non-recurring benefit recorded in the third quarter relating to export incentives, foreign tax credit planning and other activities outside the U.S., including closures and consolidations. Excluding the non-recurring benefit, the Company's effective tax rate would have been 33%.

Net income, as a result of the above factors, was $136.5 million in 1998 as compared to $47.4 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

Working capital requirements are generally met through a combination of internally generated funds, bank lines of credit, commercial paper issuances, financing of trade receivables and credit terms from suppliers which approximate receivable terms to the Company's customers. The Company believes that these sources, including its $400 million 364-day Revolver and its $500 million Amended Credit Agreement described below, will be sufficient to meet working capital needs during 2000. Additional sources of working capital include customer deposits and progress payments.

Working capital was $485.2 million and $521.1 million as of December 31, 1999 and 1998, respectively. Accounts receivable increased in 1999 due to the addition of Sabroe and the UPG sales incentive program including extended terms. These increases were slightly offset by decreases in ESG and the additional $75 million of receivable sales. Inventory levels were higher at December 31, 1999, than at December 31, 1998, due to the acquisition of Sabroe somewhat offset by lower inventory levels in Unitary Products. The current ratio was 1.48 at December 31, 1999, as compared to 1.66 for December 31, 1998.

Long-term indebtedness was $854.5 million at December 31, 1999, primarily consisting of borrowings of $396.8 million in commercial paper, $300.0 million of senior notes, $41.8 in bank lines and $57.2 million in Danish term loans.

At December 31, 1999, the Company had available a $400 million 364-day Revolving Credit Agreement (the Revolver) and a $500 million Amended Credit Agreement (the Credit Agreement) expiring on July 31, 2002. The Revolver and the Credit Agreement amendment were effective on June 3, 1999 and provide for borrowings under the facility at LIBOR plus 0.45%. If borrowings greater than 33% of either facility are utilized, the rate increases to LIBOR plus 0.55%. The Company pays a fee of 0.10% for each facility and the Credit Agreement allows for borrowings at specified bid rates. At December 31, 1999, the LIBOR rate was 6.03%. The Revolver and the Credit Agreement, as amended, contain financial and operating covenants requiring the Company to maintain

                                      a8
certain financial ratios and standard provisions limiting leverage, investments and liens. The Company was in compliance with these financial and operating covenants at December 31, 1999. No amounts were outstanding under either of these agreements.

The Company's bank lines provide for total borrowings of $175 million which are expected to be reborrowed in the ordinary course of business. At December 31, 1999 and 1998, the Company had $41.8 million and $41.0 million, respectively, outstanding under these bank lines.

Commercial paper borrowings are expected to be reborrowed in the ordinary course of business. Commercial paper borrowings were also the primary source of funds used to finance the acquisition of Sabroe A/S. The interest rate on the commercial paper was 6.08% as of December 31, 1999.

At December 31, 1999 and 1998, the Company had $300 million of Senior Notes outstanding. On June 1, 1998, the Company issued $200 million of 6.70% fixed rate Senior Notes having a maturity of ten years from the date of issue. The remaining $100 million ten-year Senior Notes bear interest at a 6.75% fixed rate and are due March 2003.

The Company maintains foreign currency term loans at December 31, 1999 of $71.5 million payable in semi-annual payments of $7.15 million. These term loans are due July 2004 and bear interest at an average rate of 4.12%.

Concerning bank loans and other, the Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provided for available borrowings of $385.1 million and $269.6 million at December 31, 1999 and 1998, respectively, of which $295.1 million and $202.9 million, respectively, were unused. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates. The Company also maintains other debt of $57.2 million and $7.6 million at December 31, 1999 and 1998, respectively.

The Company established a receivables sales agreement in 1992. Under an Amended and Restated Receivables Sales Agreement entered into on December 22, 1999, the maximum amount of the purchasers' investment increased from $150 million to $175 million and is subject to decrease based on the level of eligible accounts receivable and restrictions on concentrations of receivables. The balance of the sold accounts receivable was $175 million and $100 million at December 31, 1999 and 1998, respectively. The sold accounts receivable are reflected as a reduction of receivables in the accompanying consolidated balance sheets. The discount rate on the receivables sold was approximately 6.22% and 5.30% at December 31, 1999 and 1998, respectively.

In December 1999, the Company sold certain machinery and equipment resulting in net proceeds of $82.4 million and entered into a five year lease for the use of the equipment. At the end of the lease term, the Company may purchase the equipment, return the equipment to the lessor, or extend the lease for up to five additional years. If the Company chooses to return the equipment at the end of the initial lease term, the Company is obligated to pay the lessor a maximum of $33.8 million.

Because the Company's obligations under the Amended and Restated Credit Agreement and Receivables Sales Agreement bear interest at floating rates, the Company's interest costs are sensitive to changes in prevailing interest rates.

Based on historical cash flows, the Company believes that it will be able to satisfy its principal and interest payment obligations and its working capital and capital expenditure requirements from operating cash flows together with the availability under the revolving credit facility.

In the ordinary course of business, the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company enters into these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company enters into these financial instruments utilizing over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counterparties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions. Financial instruments are more fully discussed in note 2 to the consolidated financial statements and under the caption Market Risk on page a10.

Capital expenditures were $104.1 million in 1999 as compared to $64.6 million in 1998. The increase was the result of seven months of Sabroe capital spending, the Grantley rebuild, planned projects to improve factory performance and information technology capital projects. Capital expenditures currently anticipated for expanded capacity, cost reductions and the introduction of new products during 2000 are expected to be in excess of depreciation and amortization. These expenditures will be funded from a combination of operating cash flows, availability under the revolving credit facility, commercial paper borrowings and advance payments received from the insurance company for accident claims submitted.

Cash dividends of $0.60 and $0.48 per share were paid on common stock in 1999 and 1998, respectively. The declaration and payment of future dividends will be at the sole discretion of the Board of Directors and will depend upon such factors as the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

Employee stock plans include the amended 1992 Employee Stock Purchase Plan which authorizes the allocation of 2,000,000 shares of stock for the Plan and the Amended and Restated 1992 Omnibus Stock Plan which authorizes the issuance of up to 7,880,000 shares of the Company's common stock as stock options or restricted share awards. At December 31, 1999, approximately 756,000 options remained available for grant under the Plan.

                                      a9

In February 1999, the Board of Directors authorized the Company to purchase an additional 2.5 million shares of its Common Stock, increasing the authorization to 8.5 million shares, over the four subsequent years which can be used to fund the Company's Employee Stock Purchase Plan and the Amended and Restated 1992 Omnibus Stock Plan. The stock purchases are made from time to time on the open market. Under the program, 2.0 million shares were repurchased on the open market during 1999 and 1.1 million shares were repurchased in 1998. In addition, during the first quarter of 2000, the Company repurchased approximately 300,000 shares.

Company management believes that these employee stock plans provide valuable incentives to a broad range of York employees by giving them a direct equity interest in the Company. Company management further believes that funding the required shares through share repurchases will mitigate the dilutive impact such employee plans would otherwise have.

ACQUISITION OF SABROE AND THE INTEGRATION PLAN

On June 10, 1999, the Company acquired all of the outstanding capital stock of Sabroe A/S (Sabroe), a Danish company, for $407.1 million in cash and assumed debt of $216.0 million. Sabroe is a world leader in supplying refrigeration systems and products. The Company financed the acquisition through issuance of commercial paper, supported by its credit facilities.

The Company is in the process of executing the plan for integrating Sabroe into the York Refrigeration Group. The plan includes the closing of Sabroe's Retech and York's Gram manufacturing plants in Denmark and Sabroe's Norrkoping manufacturing plant in Sweden. The plan also includes the closure of select duplicate sales and service offices in Europe and Asia, salary and wage employee rationalizations, product rationalizations, and other actions related to reorganizing the York Refrigeration Group. The plan is expected to be substantially completed within one year from the acquisition date.

INFLATION

Management believes inflation has not had a significant impact on the Company's results of operations for the periods presented. The Company was able to substantially offset the effect of inflation through cost reduction programs in 1999. Management does not anticipate inflation having a significant impact on the future results of operations.

CYCLICALITY

Exposure to cyclicality in the new construction market is partially mitigated by the Company's emphasis on the service, repair and replacement market. As the installed base of heating, air conditioning and refrigeration equipment has grown and aged, the Company derives a significant portion of its revenue from the service, repair and replacement market. In 1999, 1998 and 1997, respectively, on a worldwide basis, service, repair and replacement revenue accounted for an estimated 42%, 44% and 41% of the Company's total sales, while new construction sales accounted for the remaining 58%, 56% and 59%.

SEASONALITY

Sales of the Company's Unitary products equipment historically have been seasonal. Demand for residential air conditioning equipment in the new construction and replacement market varies according to the season, with increased demand generally in the summer months. Demand in the residential replacement market generally peaks in early summer for air conditioners and in the fall for furnaces. Demand for hermetic compressors in the original equipment market generally increases from January through July as manufacturers increase production to meet anticipated seasonal demand. The Company provides incentives for distributors to purchase products in advance of seasonal sales. These incentives, together with advance production schedules, somewhat reduce the impact of seasonal fluctuations on the Company's sales of residential equipment. Requirements for service and repair parts for Engineered Systems products and the Refrigeration Contracting business also increase during summer months. The overall effect of seasonality is slightly dampened by the Company's Engineered Systems and Refrigeration equipment, for which demand is less seasonal.

MARKET RISK

The Company is subject to market risk associated with changes in interest rates, foreign currency exchange rates and certain commodity prices. To manage the risk of fluctuations in interest rates, the Company's borrowings are a mix of fixed and floating rate obligations. This includes $100 million of Senior Notes that bear interest at a 6.75% fixed rate and are due March 2003 as well as $200 million of Senior Notes with a fixed interest rate of 6.70% which are due June 2008. Short-term borrowings are typically bank loans and commercial paper that is reborrowed in the ordinary course of business. The Company's short-term borrowings maturity dates support seasonal working capital needs. The Company's non-U.S. subsidiaries maintain bank credit facilities for borrowings in their functional currency on a floating rate basis.

The Company has manufacturing facilities in 14 foreign countries and its products are sold in over 100 countries throughout the world. As a result, the Company is exposed to foreign currency risk that future cash flows from transactions in foreign currencies will be negatively impacted by exchange rate changes. To reduce this risk, the Company hedges its foreign currency transaction exposure with forward contracts and purchased options, in accordance with the Company's Treasury Policy and Procedures Manual on hedging (the Policy). These foreign currency forward and option contracts are matched to foreign currency transactions that effectively fix the sales price for finished product or purchase price for raw material components. The Company's local entities are required to hedge these firm commitments with the Corporate Treasury Department. The Corporate Treasury Department evaluates

                                      a10
the Company's net position on an overall basis, in accordance with the parameters established in the Policy, and where necessary, hedges the foreign currency exchange exposure risk with an external counter-party using the instruments mentioned previously. The Company mitigates the risk that the counter-party to these agreements will fail to perform by only entering into agreements with major international financial institutions. Foreign currency risk associated with intercompany transactions is mitigated using a multilateral netting process. Any net exposures are hedged as discussed above and in accordance with the Policy.

The Company purchases raw material commodities and is at risk for fluctuations in the market price of those commodities. In connection with the purchase of major commodities, principally copper and aluminum for manufacturing requirements, the Company may enter into commodity forward contracts to effectively fix the cost of the commodity to the Company. These contracts require each settlement between the Company and its counter-party to coincide with cash market purchases of the actual commodity. Settlement proceeds or payments are recognized as an adjustment to the cost of the commodity purchased. The Company does not hedge firm commitments beyond three years.

The Company does not anticipate any material changes in its primary market risk exposures in 2000 and does not hold or issue derivative instruments for trading purposes.

The following tables provide information about the fair value of the Company's market-sensitive financial instruments and are forward-looking statements. All instruments described in the tables are non-trading. The Company's borrowings are not included in the tables since their carrying amount approximates the fair value of similar debt instruments of comparable maturity and the interest rate market risk is not significant as a result of the management strategies described previously. Refer to note 2 to the consolidated financial statements for additional information. The tables present the Company's market risk exposure to potential changes in the fair value of its foreign currency hedge instruments at December 31, 1999 and 1998. As discussed previously, the hedged instrument maturity matches the transactional cash flow exposures. The 1999 hedged instruments mature in 2000, 2001 and 2002, respectively. The 1999 table also illustrates the effect of a 10% appreciation and depreciation of the United States Dollar for the Australian Dollar, Danish Krona, New Zealand Dollar, Saudi Arabia Riyal and Thailand Baht net exposure positions and the effect of a 10% appreciation and depreciation of the Danish Krona for the Canadian Dollar, Euro, British Pound Sterling, Japanese Yen, Norwegian Krone and Singapore Dollar net exposure positions. The 1998 table illustrates the effect of a 10% appreciation and depreciation of the United States Dollar on the unhedged position, with the exception of the German Deutsche Mark exposure which is based on a 10% appreciation and depreciation of the British Pound Sterling. Futhermore, the tables present the December 31, 1999 and 1998 fair value of the Company's total pounds of copper hedged.

Foreign Currency Exposure 1999  (USD equivalents, in thousands)
-------------------------------------------------------------------------------------------------------------------------
                                 (Short Exposure)    (Short Exposure)   Foreign Currency      USD or DKK    USD or DKK
                                 Foreign Currency      Hedged as of     Exchange Exposure         10%           10%
Currency                         Exchange Exposure     Dec. 31, 1999     Net of Hedging      Appreciation   Depreciation
-------------------------------------------------------------------------------------------------------------------------
AUD  -  Australian Dollar                 1,613                  0               1,613             (161)          161
CAD  -  Canadian Dollar                     728              2,383              (1,655)             166          (166)
DKK  -  Danish Krona                    (15,636)           (13,750)             (1,886)             189          (189)
EUR  -  EURO                             21,679             17,321               4,358             (436)          436
GBP  -  British Pound Sterling            1,454             10,732              (9,278)             928          (928)
JPY  -  Japanese Yen                        426              8,013              (7,587)             759          (759)
NZD  -  New Zealand Dollar                 (138)                 0                (138)              14           (14)
NOK  -  Norwegian Krone                     131              4,605              (4,474)             447          (447)
SAR  -  Saudi Arabia Riyal                2,148                  0               2,148             (215)          215
SGD  -  Singapore Dollar                      0              1,502              (1,502)             150          (150)
THB  -  Thailand Baht                      (400)              (400)                  0                0             0
-------------------------------------------------------------------------------------------------------------------------
Foreign Currency Exposure 1998  (USD equivalents, in thousands)
-------------------------------------------------------------------------------------------------------------------------
                                 (Short Exposure)    (Short Exposure)   Foreign Currency      USD or GBP    USD or GBP
                                 Foreign Currency      Hedged as of     Exchange Exposure         10%           10%
Currency                         Exchange Exposure     Dec. 31, 1998     Net of Hedging      Appreciation   Depreciation
-------------------------------------------------------------------------------------------------------------------------
AUD  -  Australian Dollar                 9,200              9,200                   0                0             0
CLP  -  Chilean Peso                      5,100              2,500               2,600             (260)          260
DEM  -  German Deutsche Mark             11,863             11,542                 321              (32)           32
DKK  -  Danish Krona                       (789)                 0                (789)              79           (79)
GBP  -  British Pound Sterling            1,606              1,383                 223              (22)           22
JPY  -  Japanese Yen                      5,227              5,253                 (26)               3            (3)
NZD  -  New Zealand Dollar                  608                608                   0                0             0
SGD  -  Singapore Dollar                  5,900              5,900                   0                0             0
THB  -  Thailand Baht                     1,557              1,557                   0                0             0
ZAR  -  South African Rands               2,167              2,167                   0                0             0
-------------------------------------------------------------------------------------------------------------------------

                                      a11

Copper Exposure 1999
-------------------------------------------------------------------------------------------------------------------------
                                                                              Pounds         Notional     Dec. 31, 1999
Year                                                                          Hedged          Amount        Fair Value
-------------------------------------------------------------------------------------------------------------------------
2000                                                                        41,300,000      $33,667,000     $35,953,000
-------------------------------------------------------------------------------------------------------------------------
Copper Exposure 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                              Pounds         Notional     Dec. 31, 1999
Year                                                                          Hedged          Amount        Fair Value
-------------------------------------------------------------------------------------------------------------------------
1999                                                                        50,000,000      $42,692,000     $34,346,000
2000                                                                        20,000,000       17,150,000      14,660,000
-------------------------------------------------------------------------------------------------------------------------

EURO CONVERSION

The Euro is not expected to have a material effect on the Company's operating results or competitive position. The Company's financial systems are Euro compliant and opportunities will continue to be investigated for European-wide system infrastructures.

GRANTLEY ACCIDENT

On February 2, 1998, the Company incurred damage to its Grantley manufacturing facility in York, PA, when tanks used for testing ruptured. The accident caused substantial damage to facilities used in steel cutting and rolling operations and heat exchanger production. The Company took a number of measures to limit the disruptions and costs resulting from the accident, including moving production to other Company facilities, outsourcing or subcontracting production of certain components, and establishing temporary production elsewhere at the Grantley location. The Company's rebuilding operations were substantially completed during the second quarter of 1999, fully restoring its production capacity. For additional information relating to the Grantley facility incident, see note 16 to the consolidated financial statements.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the Standard). The Standard establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities that require a company to record the derivative instrument at fair value in the balance sheet. Furthermore, the derivative instrument must meet specific criteria or the change in its fair value is to be recognized in earnings in the period of change. To achieve hedge accounting treatment the derivative instrument needs to be part of a well-documented hedging strategy that describes the exposure to be hedged, the objective of the hedge and a measurable definition of its effectiveness in hedging the exposure. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133." SFAS No. 137 delays the Standard effective date to the beginning of the first quarter of the fiscal year beginning after June 15, 2000. Although the Company has not completed its analysis, adoption of this statement is not expected to have a material effect on the Company's financial statements.

FORWARD-LOOKING INFORMATION - RISK FACTORS

To the extent the Company has made "forward-looking statements," certain risk factors could cause actual results to differ materially from those anticipated in such forward-looking statements including, but not limited to competition, government regulation, environmental considerations and the successful integration of Sabroe into the YRG. Unseasonably cool spring or summer weather could adversely affect the Company's UPG residential air conditioning business. The ESG air conditioning business could be affected by a slowdown in the large chiller market and by the acceptance of new product introductions. The resolution of the Grantley insurance claim for an amount greater than or less than amounts recorded could affect the Company's results. Overall performance of the Company in 1999 was affected by less robust economic conditions in Latin America and Eastern Europe. Future anticipated performance could be affected by any serious economic downturns in other worldwide markets or a slower than expected recovery in Latin America and Eastern Europe.

                                      a12

                          Consolidated Balance Sheets


                                                                             December 31
--------------------------------------------------------------------------------------------
(in thousands)                                                            1999         1998
--------------------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash equivalents                                          $   39,514   $   22,746
 Receivables                                                           720,022      632,768
 Inventories                                                           599,046      536,854
 Prepayments and other current assets                                  131,787      118,165
--------------------------------------------------------------------------------------------
  Total current assets                                               1,490,369    1,310,533
--------------------------------------------------------------------------------------------
Deferred income taxes                                                   13,207       30,805
Investments in affiliates                                               25,425       20,092
Property, plant and equipment, net                                     499,710      374,731
Unallocated excess of cost over net assets acquired                    768,809      337,353
Deferred charges and other assets                                       77,019       33,024
--------------------------------------------------------------------------------------------
  Total assets                                                      $2,874,539   $2,106,538
--------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable and current portion of long-term debt                $  102,864   $   52,583
 Accounts payable and accrued expenses                                 860,264      670,797
 Income taxes                                                           42,007       66,099
--------------------------------------------------------------------------------------------
  Total current liabilities                                          1,005,135      789,479
--------------------------------------------------------------------------------------------
Long-term warranties                                                    39,607       36,488
Long-term debt                                                         854,494      362,724
Postretirement benefit liabilities                                     154,066      140,152
Other long-term liabilities                                             89,307       46,896
--------------------------------------------------------------------------------------------
  Total liabilities                                                  2,142,609    1,375,739
--------------------------------------------------------------------------------------------
Stockholders' equity:
 Common stock $.005 par value; 200,000 shares authorized;
  Issued 45,062 shares in 1999 and 44,616 shares in 1998                   225          223
 Additional paid in capital                                            715,322      700,959
 Retained earnings                                                     342,529      290,465
 Accumulated other comprehensive losses                                (71,146)     (58,209)
 Treasury stock, at cost; 6,700 shares in 1999 and
  4,621 shares in 1998                                                (253,274)    (199,037)
 Unearned compensation                                                  (1,726)      (3,602)
--------------------------------------------------------------------------------------------
  Total stockholders' equity                                           731,930      730,799
--------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                        $2,874,539   $2,106,538
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a13

                     Consolidated Statements of Operations

                                                                                Years Ended December 31
---------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                                           1999         1998         1997
---------------------------------------------------------------------------------------------------------------
Net sales                                                                 $3,866,615   $3,289,201   $3,193,657
Cost of goods sold                                                         3,053,651    2,566,265    2,557,431
---------------------------------------------------------------------------------------------------------------
 Gross profit                                                                812,964      722,936      636,226
Selling, general and administrative expenses                                 594,487      494,232      522,224
Acquisition, integration, restructuring and other charges                     54,532           --           --
---------------------------------------------------------------------------------------------------------------
 Income from operations                                                      163,945      228,704      114,002
Gain on sale of business                                                      (9,627)          --           --
Interest expense, net                                                         61,150       41,527       40,876
Equity in earnings of affiliates                                              (5,660)        (126)      (5,342)
---------------------------------------------------------------------------------------------------------------
 Income before income taxes and cumulative effect of accounting change       118,082      187,303       78,468
Provision for income taxes                                                    41,303       50,810       31,075
---------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                          76,779      136,493       47,393
Cumulative effect of accounting change
 write-off of start-up costs (net of tax of $442)                                897           --           --
---------------------------------------------------------------------------------------------------------------
Net income                                                                $   75,882   $  136,493   $   47,393
---------------------------------------------------------------------------------------------------------------
Basic earnings per share:
 Income before cumulative effect of accounting change                     $     1.93   $     3.38   $     1.11
 Accounting change                                                             (0.02)          --           --
---------------------------------------------------------------------------------------------------------------
 Net income                                                                     1.91         3.38         1.11
Diluted earnings per share:
 Income before cumulative effect of accounting change                           1.93         3.36         1.10
 Accounting change                                                             (0.02)          --           --
---------------------------------------------------------------------------------------------------------------
 Net income                                                                     1.91         3.36         1.10
---------------------------------------------------------------------------------------------------------------
Weighted average common shares and common equivalents outstanding:
 Basic                                                                        39,637       40,402       42,550
 Diluted                                                                      39,832       40,622       43,040
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                Consolidated Statements of Comprehensive Income


                                                                           Years Ended December 31
---------------------------------------------------------------------------------------------------------------
(in thousands)                                                          1999        1998         1997
---------------------------------------------------------------------------------------------------------------
Net income                                                          $ 75,882    $136,493     $ 47,393)
Other comprehensive losses:
 Foreign currency translation adjustments                            (13,722)    (10,324)     (23,622)
 Minimum pension liabilities (net of tax of ($386) and $386)             785        (785)          --
---------------------------------------------------------------------------------------------------------------
 Total other comprehensive losses                                    (12,937)    (11,109)     (23,622)
---------------------------------------------------------------------------------------------------------------

 Comprehensive income                                               $ 62,945    $125,384     $ 23,771
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a14

                     Consolidated Statements of Cash Flows

                                                                        Years Ended December 31
------------------------------------------------------------------------------------------------------------
(in thousands)                                                          1999        1998        1997
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                         $  75,882   $ 136,493   $  47,393
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization of property, plant and equipment       64,171      57,785      52,776
  Amortization of deferred charges and unallocated
   excess of cost over net assets acquired                             24,119      17,059      15,978
  Provision for doubtful accounts receivable                           10,899       8,206       6,139
  Effect of non-cash charges                                           58,807          --          --
  Gain on sale of business                                             (9,627)         --          --
  Cumulative effect of accounting change                                  897          --          --
  Other                                                                 2,340       5,634      (1,638)
  Change in assets and liabilities net of effects from
   purchase of other companies and sale of business:
   Receivables                                                        (43,215)    (88,430)      2,074
   Inventories                                                         10,896       4,536      48,562
   Prepayments and other current assets                                (4,042)     (6,025)     (3,145)
   Deferred income taxes                                              (12,755)     (9,417)     (1,686)
   Other assets                                                       (10,513)    (16,995)      2,245)
   Accounts payable and accrued expenses                              (80,787)     64,050      (2,422)
   Income taxes                                                       (26,831)     47,889     (13,429)
   Long-term warranties                                                 3,362         197       2,030
   Postretirement benefit liabilities                                   7,797       6,073       4,883
   Other long-term liabilities                                          1,344       6,113      (6,046)
-----------------------------------------------------------------------------------------------------
Net cash provided by operating activities                              72,744     233,168     153,714
-----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Purchases of and investments
  in other companies (net of cash acquired)                          (407,766)     (7,794)     (8,978)
 Proceeds from sale of business, net                                   35,512          --          --
 Capital expenditures                                                (104,065)    (64,638)    (66,854)
 Other                                                                  1,155       1,781       5,718
-----------------------------------------------------------------------------------------------------
Net cash used by investing activities                                (475,164)    (70,651)    (70,114)
-----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net payments on short-term debt                                      (37,488)    (16,855)    (59,023)
 Long-term debt payments                                              (33,327)   (119,748)   (114,223)
 Net (payments) proceeds of commercial paper borrowings               396,847    (168,182)     83,146
 Proceeds from sale lease-back                                         82,397          --          --
 Proceeds from sale of accounts receivable                             75,000          --          --
 Proceeds from issuance of senior bank notes                               --     198,310          --
 Net proceeds from issuance of bank loans                                  --          --     169,780
 Common stock issued                                                   13,636      19,546      14,909
 Treasury stock purchases                                             (54,237)    (45,824)   (157,224)
 Dividends paid                                                       (23,818)    (19,403)    (20,349)
-----------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                      419,010    (152,156)    (82,984)
-----------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                   178         157         142
-----------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                              16,768      10,518         758
Cash and cash equivalents at beginning of year                         22,746      12,228      11,470
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                            $  39,514   $  22,746   $  12,228
-----------------------------------------------------------------------------------------------------
Supplemental disclosure of cash paid for:
 Interest                                                           $  59,484   $  40,207   $  41,519
 Income taxes                                                          62,306      28,153      55,587
Non-cash investing activities, acquisition of business:
 Fair value of tangible and intangible assets acquired                877,276       7,377      20,447
 Cash paid                                                           (407,766)     (7,794)    (17,481)
-----------------------------------------------------------------------------------------------------
 Liabilities assumed                                                $ 469,510   $    (417)  $   2,966
-----------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a15

                Consolidated Statements of Stockholders' Equity


                                                           Additional             Accumulated Other
                                      Common Stock Issued    Paid In    Retained    Comprehensive    Treasury Stock      Unearned
                                      -------------------                                           -----------------
(in thousands, except share data)     Shares      Amount     Capital    Earnings       Losses       Shares    Amount    Compensation
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996       43,719,853    $219    $667,775   $ 146,331        $(23,478)     97,628   $  (3,875)       $(6,595)

 Net income                              --      --          --      47,393              --          --          --             --
 Issuance of common stock
  under executive stock
  agreements                         15,000      --         898          --              --     (25,000)      1,126         (1,984)
 Issuance of common stock
  under employee stock purchase
  plan                              165,369       1       5,557          --              --        (744)         34             --
 Other, primarily exercise of
  stock options                     157,067      --       2,758          --              --    (149,926)      6,495             --
 Tax effect of options
  exercised                              --      --       2,187          --              --          --          --             --
 Amortization of unearned
  compensation                           --      --          --          --              --          --          --          2,614
 Issuance of treasury stock,
  at cost                                --      --           5          --              --        (469)         19             --
 Purchase of treasury stock,
  at cost                                --      --          --          --              --   3,507,321    (157,224)            --
 Cash dividends on common
  stock ($.48 per share)                 --      --          --     (20,349)             --          --          --             --
 Currency translation
  adjustment                             --      --          --          --         (23,622)         --          --             --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997       44,057,289    $220    $679,180   $ 173,375        $(47,100)  3,428,810   $(153,425)       $(5,965)

 Net income                              --      --          --     136,493              --          --          --             --
 Issuance of common stock
  under executive stock
  agreements, net                    32,000      --       1,169          --              --       1,600         212         (1,137)
 Issuance of common stock
  under employee stock purchase
  plan                              225,861       1       7,585          --              --          --          --             --
 Other, primarily exercise of
  stock options                     300,625       2      11,715          --              --          --          --             --
 Tax effect of options
  exercised                              --      --       1,310          --              --          --          --             --
 Amortization of unearned
  compensation                           --      --          --          --              --          --          --          3,500
 Purchase of treasury stock,
  at cost                                --      --          --          --              --   1,190,640     (45,824)            --
 Cash dividends on common
  stock ($.48 per share)                 --      --          --     (19,403)             --          --          --             --
 Minimum pension liability               --      --          --          --            (785)         --          --             --
 Currency translation
  adjustment                             --      --          --          --         (10,324)         --          --             --
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998       44,615,775    $223    $700,959   $ 290,465        $(58,209)  4,621,050   $(199,037)       $(3,602)

 Net income                              --      --          --      75,882              --          --          --             --
 Issuance of common stock
  under executive stock
  agreements, net                    23,500      --         953          --              --       1,000          --           (919)
 Issuance of common stock
  under employee stock purchase
  plan                              205,980       1       4,803          --              --          --          --             --
 Other, primarily exercise of
  stock options                     216,662       1       7,878          --              --          --          --             --
 Tax effect of options
  exercised                              --      --         729          --              --          --          --             --
 Amortization of unearned
  compensation                           --      --          --          --              --          --          --          2,795
 Purchase of treasury stock,
  at cost                                --      --          --          --              --   2,077,838     (54,237)            --
 Cash dividends on common
  stock ($.60 per share)                 --      --          --     (23,818)             --          --          --             --
 Minimum pension liability               --      --          --          --             785          --          --             --
 Currency translation
  adjustment                             --      --          --          --         (13,722)         --          --             --
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999       45,061,917    $225    $715,322   $ 342,529        $(71,146)  6,699,888   $(253,274)       $(1,726)
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a16

                   Notes to Consolidated Financial Statements

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations

York International Corporation (The Company) is a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) equipment with three major product groups: Unitary, Engineered Systems, and Refrigeration. The Company markets its products and services throughout the world, and its customers range from residential contractors to design builders, contractors and building owners.

Use of Estimates in the Financial Statements

Preparation of the financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) or first-in, first-out (FIFO) method.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings as incurred. Improvements and renewals of significant items are capitalized.

Depreciation is computed generally on a straight-line basis over the estimated useful lives of related assets. For income tax purposes, accelerated methods of depreciation are generally used.

Unallocated Excess of Cost Over Net Assets Acquired

Unallocated excess of cost over net assets acquired is amortized on a straight-line basis over periods of up to 40 years. Accumulated amortization related to such excess at December 31, 1999 and 1998, is $110.4 million and $90.3 million, respectively. The Company assesses the recoverability or impairment, if any, of the elements of this intangible asset by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations or the long-lived assets to which the unallocated excess is attributed.

Postretirement Benefit Plans and Postemployment Benefits

A majority of domestic employees participate in noncontributory pension plans, and substantially all non-U.S. employees participate in contributory or noncontributory pension plans.

The Company has certain postemployment benefits provided to former or inactive employees who are not retirees. These benefits include salary continuance, severance and disability health care. The benefits are accrued over the employee's service period or as an expense at the date of the event triggering the benefit.

The Company adopted SFAS No.132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" in 1998, which revised employers' disclosures about pension and other postretirement benefit plans. All prior disclosures were restated to conform to the provisions of SFAS 132.

Revenue Recognition

Sales and related cost of goods sold are recognized as title transfers, generally based upon shipment of products or performance of services.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Earnings of foreign operations are reinvested in the business and no provision for domestic income tax or foreign withholding tax is made on such earnings until distributed.

                                      a17

Earnings per Share

Earnings per share (EPS) are computed in accordance with Statement of Financial Accounting Standards (SFAS) No.128, "Earnings per Share". Basic EPS are based upon the weighted average common shares outstanding during the period. Diluted EPS are based upon the weighted average outstanding common shares and common share equivalents.

Foreign Currency Translation

The functional currency for the majority of the Company's foreign operations is the applicable local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are included in currency translation adjustments in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the results of operations.

Accounting for Stock-Based Compensation

The Company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized with respect to such plans other than for restricted stock and performance-based awards. Information related to stock-based compensation awards is presented in note 18 to the consolidated financial statements along with the disclosures required under SFAS 123, "Accounting for Stock-Based Compensation."

Start-Up Activities

In 1999, the Company adopted AICPA Statement of Position (SOP) 98-5, "Reporting on the Cost of Start-Up Activities," which requires that costs of start-up activities, including organization costs, be expensed as incurred. In January 1999, the Company recorded a charge of $0.9 million, net of $0.4 million in related income taxes, to write-off start-up activities in accordance with the SOP.

NOTE 2--FINANCIAL INSTRUMENTS
Financial Instruments with Off-Balance-Sheet Risk

In the ordinary course of business the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company enters into these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company enters into these financial instruments utilizing over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counter-parties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions.

Foreign Currency Instruments

Since the Company purchases raw materials and sells finished products in various currencies, the Company is exposed to foreign currency risk. The Company manages its foreign currency transaction risk by hedging the net currency exposures. However, the Company does not hedge certain foreign exchange transaction exposures that are immaterial or are considered to be in currencies highly correlated to the manufacturing entity's currency.

The Company primarily uses foreign currency forward contracts and purchased options. These foreign currency forward and option contracts are matched to firm commitments of foreign currency transactions and effectively fix the sales or purchase price. These contracts are settled in cash upon expiration, with settlement proceeds or payments included in the measurement of the item hedged. The option contracts are purchased in cash and amortized over the contract term. The Company does not hedge anticipated or firm commitments beyond three years.

Commodity Contracts

Since the Company purchases raw material commodities, it is at risk for fluctuations in the market price of those commodities. In connection with the purchase of major commodities, principally copper and aluminum for anticipated manufacturing requirements, the Company may enter into commodity forward contracts to effectively fix the cost of the commodity. These contracts require cash settlement between the Company and its counter-party to coincide with cash market purchases of the actual commodity. Settlement proceeds or payments are recognized as an adjustment to the cost of the commodity purchased. The Company does not hedge anticipated or firm commitments beyond three years.

The notional amount and estimated fair value of the Company's hedging contracts are as follows:

                                             1999               1998
(in thousands)                        Notional   Fair    Notional   Fair
------------------------------------------------------------------------------
Foreign currency forward contracts     $73,890  $72,301   $55,245     $54,629
Commodity forward contracts             33,667   35,953    59,842      49,006
------------------------------------------------------------------------------

                                      a18

Other Financial Instruments

The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                            1999                1998
(in thousands)                      Carrying    Fair    Carrying    Fair
--------------------------------------------------------------------------------
Cash and cash equivalents            $ 39,514  $ 39,514  $ 22,746  $ 22,746
Short-term borrowings                 102,864   102,864    52,583    52,583
Long-term debt:
 Commercial paper                     396,847   396,847        --        --
 Bank lines                            41,812    41,812    41,003    41,003
 Senior notes at 6.75%                100,000    95,950   100,000   102,622
 Senior notes at 6.70%                200,000   176,825   200,000   205,632
 Term loans                            57,196    57,196        --        --
 Other                                 58,639    58,639    21,721    21,721
--------------------------------------------------------------------------------

The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity.


NOTE 3--RECEIVABLES
Receivables consist of:

(in thousands)                                       1999      1998
--------------------------------------------------------------------------------
Customers, trade                                   $657,076  $554,601
Affiliate receivables, trade                         19,113    12,538
Other receivables                                    75,175    85,540
--------------------------------------------------------------------------------
                                                    751,364   652,679
Less allowance for doubtful accounts receivable      31,342    19,911
--------------------------------------------------------------------------------
 Net receivables                                   $720,022  $632,768
--------------------------------------------------------------------------------

The Company established a receivables sales agreement in 1992. Under an Amended and Restated Receivables Sales Agreement entered into on December 22, 1999, the maximum amount of the purchasers' investment increased from $150 million to $175 million and is subject to decrease based on the level of eligible accounts receivable and restrictions on concentrations of receivables. The balance of the sold accounts receivable was $175 million and $100 million at December 31, 1999 and 1998, respectively. The sold accounts receivable are reflected as a reduction of receivables in the accompanying consolidated balance sheets. The discount rate on the receivables sold was approximately 6.22% and 5.30% at December 31, 1999 and 1998, respectively.


NOTE 4--INVENTORIES
Inventories consist of:

(in thousands)                                          1999      1998
--------------------------------------------------------------------------------
Raw material                                          $199,171  $177,960
Work in progress                                       112,669    92,712
Finished goods                                         287,206   266,182
--------------------------------------------------------------------------------
 Total inventories                                    $599,046  $536,854
--------------------------------------------------------------------------------

Inventories valued under the LIFO method comprised approximately 30%, 36% and 41% of the December 31, 1999, 1998 and 1997 totals, respectively. If valued under the FIFO method, inventories would have been greater by $11.7 million at December 31, 1999, $13.1 million at December 31, 1998 and $13.8 million at December 31, 1997.

NOTE 5--PREPAYMENTS AND OTHER CURRENT ASSETS
Prepayments and other current assets consist of:


(in thousands)                                          1999      1998
--------------------------------------------------------------------------------
Deferred income tax assets                              $ 69,395  $ 74,394
Prepaid insurance                                         20,870    19,499
Prepaid materials and supplies                            11,777     6,939
Deferred employee benefits                                11,542        --
Other                                                     18,203    17,333
--------------------------------------------------------------------------------
Total prepayments and other current assets             $131,787  $118,165
--------------------------------------------------------------------------------

                                      a19

NOTE 6--INVESTMENTS IN AFFILIATES

The Company owns 50% or less of affiliate operations located in Malaysia, Cyprus, Saudi Arabia, Spain, Russia, Denmark, Japan, Korea, Morocco and the United States. These investments are accounted for using the equity method of accounting and total $25.4 million in 1999 and $20.1 million in 1998. Dividends received from affiliates were $1.0 million in 1999, $0.5 million in 1998 and $1.2 million in 1997. Equity in earnings of affiliates for 1997 includes a one-time gain of approximately $6.0 million resulting from the sale of the Company's minority interest in an Egyptian air conditioning company.


NOTE 7--PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of:

(in thousands)                                 1999      1998
--------------------------------------------------------------------------------
Land                                         $ 79,380  $ 10,751
Buildings                                     139,770   123,865
Machinery and equipment                       549,672   550,396
Construction in progress                       48,997    31,682
Capital leases                                 12,734    14,337
--------------------------------------------------------------------------------
                                              830,553   731,031
Less accumulated depreciation                 330,843   356,300
--------------------------------------------------------------------------------
 Net property, plant and equipment           $499,710  $374,731
--------------------------------------------------------------------------------

Amortization of capital lease assets has been included in depreciation expense. Accumulated capital lease amortization was $4.4 million and $4.3 million at December 31, 1999 and 1998, respectively.

NOTE 8--ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of:


(in thousands)                                                 1999      1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Accounts payable, trade and other                             $534,860  $429,646
Employee compensation, benefits and related accruals           168,644   105,300
Warranties and claims                                           58,413    46,948
Accrued insurance                                               31,854    28,140
Other accrued expenses                                          66,493    60,763
--------------------------------------------------------------------------------
 Total accounts payable and accrued expenses                  $860,264  $670,797
--------------------------------------------------------------------------------

NOTE 9--NOTES PAYABLE AND LONG-TERM DEBT
Notes payable and long-term debt consist of:


(in thousands)                                                 1999      1998
--------------------------------------------------------------------------------
Notes payable and current portion of long-term debt:
 Term loans (foreign currency) current portion                $ 14,299  $     --
 Bank loans                                                     81,145    51,011
 Other                                                           7,420     1,572
--------------------------------------------------------------------------------
  Total notes payable and current portion of long-term debt   $102,864  $ 52,583
--------------------------------------------------------------------------------

Long-term debt:
 Bank lines at an average rate of 5.28% in 1999 and 5.61% in 1998            $ 41,812  $041,003
 Commercial paper, 6.08% interest                                             396,847        --
 Senior notes, 6.75% interest, due March 2003                                 100,000   100,000
 Senior notes, 6.70% interest, due June 2008                                  200,000   200,000
 Term loans (foreign currency) at an average rate of 4.12%, due July 2004      57,196        --
 Other, primarily foreign bank loans, at an average rate of 5.91% in 1999
  and 5.86% in 1998                                                            58,639    21,721
-------------------------------------------------------------------------------------------------
  Total long-term debt                                                       $854,494  $362,724
-------------------------------------------------------------------------------------------------

                                      a20

In June 1999, the Company established a $400 million 364-day Revolving Credit Agreement (the Revolver) and amended the $500 million Amended Credit Agreement (the Credit Agreement) expiring on July 31, 2002. The Revolver and the Credit Agreement amendment provide for borrowings under the facilities at LIBOR plus 0.45%. If borrowings greater than 33% of either facility are utilized, the rate increases to LIBOR plus 0.55%. The Company pays a fee of 0.10% for each facility, and the Credit Agreement allows for borrowings at specified bid rates. At December 31, 1999 and 1998, the LIBOR rate was 6.03% and 5.06%, respectively. The Revolver and the Credit Agreement, as amended, contain financial and operating covenants requiring the Company to maintain certain financial ratios and standard provisions limiting leverage, investments and liens. The Company was in compliance with these financial and operating covenants at December 31, 1999 and 1998. No amounts were outstanding under either of these agreements.

The Company's bank lines provide for total borrowings of $175 million which are expected to be reborrowed in the ordinary course of business. At December 31, 1999 and 1998, the Company had $41.8 million and $41.0 million, respectively, outstanding under these bank lines.

Commercial paper borrowings are expected to be reborrowed in the ordinary course of business on a long-term basis. Commercial paper borrowings were also the primary source of funds used to finance the acquisition of Sabroe A/S. The interest rate on the commercial paper was 6.08% as of December 31, 1999.

Concerning bank loans and other, the Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provided for available borrowings of $385.1 million and $269.6 million at December 31, 1999 and 1998, respectively, of which $295.1 million and $202.9 million, respectively, were unused. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates. The Company also maintains other debt of $57.2 million and $7.6 million at December 31, 1999 and 1998, respectively.

Annual principal payments on long-term debt are as follows for the fiscal years indicated:

(in thousands)
--------------------------------------------------------------------------------
2000                                                         $ 21,719
2001                                                           19,658
2002                                                          458,635
2003                                                          119,184
2004                                                           17,732
Thereafter                                                    239,285
--------------------------------------------------------------------------------

Interest expense is net of interest income of $5.1 million in 1999, $3.4 million in 1998 and $1.8 million in 1997.

NOTE 10--POSTRETIREMENT BENEFIT PLANS AND POSTEMPLOYMENT BENEFITS

The Company has postretirement benefit plans for certain employees including pension plans and postretirement benefit plans other than pensions, including health and life insurance plans and other postemployment benefits.

A majority of domestic employees participate in noncontributory pension plans, and substantially all non-U.S. employees participate in contributory or noncontributory pension plans. Plans covering salaried and management employees provide pension benefits that are based on the employee's compensation during the several years before retirement. Plans covering hourly employees and union members generally provide benefits of stated amounts for each year of service. Contributions to the plans are based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. The Company has an unfunded supplemental benefit plan which was adopted in 1993 to provide certain senior management with supplemental retirement benefits.

The Company has several postretirement health and life insurance plans covering certain employees who were hired before February 1, 1993, who retire under the normal, early or disability retirement provisions of any one of the Company's domestic defined benefit pension plans. Former employees who retired prior to February 1, 1993, contribute to the cost of the plans, although the Company pays the majority of the cost. Employees retiring after February 1, 1993, contribute to the cost of the plans based on an indexed service-related premium. Employees hired after February 1, 1993, are not eligible for the plans. The plans are not funded.

                                      a21

The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheets:

                                                        Pension Benefits                 Other Benefits
                                                     -------------------------------------------------------
(in thousands)                                          1999        1998               1999        1998
------------------------------------------------------------------------------------------------------------
Change in benefit obligation
 Benefit obligation at beginning of year             $(403,974)  $(350,416)         $ (115,859)  $  (96,569)
 Purchase of company                                    (7,148)         --                  --           --
 Service cost                                          (17,995)    (16,286)             (2,642)      (1,971)
 Interest cost                                         (25,415)    (24,278)             (8,131)      (6,704)
 Actuarial gain                                        (10,032)    (23,522)            (16,251)     (12,366)
 Plan assumptions                                       55,033     (12,377)             14,012       (4,319)
 Benefits paid                                          24,225      24,892               6,078        6,070
 Plan amendments                                       (21,057)       (560)              5,100           --
 Curtailments                                             (250)        634                  --           --
 Foreign exchange                                        5,848      (2,061)                 --           --
--------------------------------------------------------------------------------------------------------------
 Benefit obligation at end of year                   $(400,765)  $(403,974)         $ (117,693)  $ (115,859)
-------------------------------------------------------------------------------------------------------------
Change in plan assets
 Fair value of plan assets at beginning of year      $,432,884   $ 386,248          $       --$          --
 Actual return on plan assets                           64,253      62,902                  --           --
 Contributions by employer                               3,997       6,967               5,373        5,781
 Contributions by plan participants                        923          --                 705          289
 Benefits paid                                         (24,225)    (24,892)             (6,078)      (6,070)
 Foreign exchange                                       (4,403)      1,659                  --           --
-------------------------------------------------------------------------------------------------------------
 Fair value of plan assets at end of year            $ 473,429   $ 432,884          $       --   $       --
-------------------------------------------------------------------------------------------------------------
Funded status                                        $  72,664   $  28,910          $ (117,693)  $ (115,859)

Unrecognized prior service cost                         30,835      12,203              (1,208)       4,421
Unrecognized (gain) loss                              (147,195)    (71,473)              3,042          677
-------------------------------------------------------------------------------------------------------------
Net amount recognized                                $ (43,696)  $ (30,360)         $ (115,859)  $ (110,761)
-------------------------------------------------------------------------------------------------------------
Amounts recognized in consolidated balance sheets
 Net accrued benefit liability                       $ (45,401)  $ (33,390)         $ (115,859)  $ (110,761)
 Intangible asset                                        1,705       1,859                  --           --
 Accumulated other comprehensive income                     --       1,171                  --           --
-------------------------------------------------------------------------------------------------------------
Net amount recognized                                $ (43,696)  $ (30,360)         $ (115,859)  $ (110,761)
-------------------------------------------------------------------------------------------------------------
                                                       Pension Benefits                 Other Benefits
                                                     --------------------------------------------------------
                                                          1999        1998                1999         1998
-------------------------------------------------------------------------------------------------------------
Weighted average assumptions as of December 31
 Discount rate                                            8.00%       7.00%               8.00%        7.00%
 Expected return on plan assets                           9.75%       9.75%                 --%          --%
 Rate of compensation increase                            4.75%       4.75%                 --%          --%
-------------------------------------------------------------------------------------------------------------

For measurement purposes an 8% annual rate of increase in the cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.0% for 2006 and thereafter.

                                      a22

Net periodic benefit costs include the following components:

                                                          Pension Benefits                   Other Benefits
(in thousands)                                       1999       1998       1997       1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------
Components of net periodic benefit cost:

 Service cost--benefits earned
  during the period                                $ 17,995   $ 16,286   $ 14,772   $  2,642         $  1,971   $  1,984
 Interest cost on projected benefit obligations      25,415     24,278     22,964      8,131            6,704      6,714
 Expected return on plan assets                     (32,238)   (37,601)   (32,256)        --               --         --
 Amortization of prior service cost                     352      6,851      4,434        529              528        528
 Amortization of net gain                              (347)      (304)      (367)      (127)            (646)      (614)
 Decrease (increase) due to curtailment/window          250)       (53)       212         --               --         --
-------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                          $ 11,427   $  9,457   $  9,759   $ 11,175         $  8,557   $  8,612
-------------------------------------------------------------------------------------------------------------------------

Unrecognized net gains and losses in excess of the corridor are amortized over an average of approximately 13 years, the estimated remaining service period of employees. Net assets of the pension trust consist primarily of stocks and debt securities.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $50.8 million, $48.5 million and $20.8 million, respectively, as of December 31, 1999, and $113.6 million, $110.5 million, and $88.4 million, respectively, as of December 31, 1998.

Assumed health care cost trend rates have an effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


(in thousands)                                                      1% Increase      1% Decrease
-------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                  $02,309         $0(1,813)
Effect on postretirement benefit obligation                               22,827          (18,221)
-------------------------------------------------------------------------------------------------------------

Salaried and eligible hourly employees of the Company may participate in the York International Corporation Investment Plan by contributing up to 16% of their earnings as pre-tax contributions. Beginning in 1990, the Company contributed 25% of the employee contribution up to a maximum Company contribution of 1% of earnings for all eligible employees. The Company's contributions were approximately $1.8 million in 1999, $1.5 million in 1998 and $1.1 million in 1997.

NOTE 11--COMMITMENTS AND CONTINGENCIES

Sale Leaseback

In December 1999, the Company sold certain machinery and equipment resulting in proceeds of $82.4 million and entered into a five year operating lease for the use of the equipment. At the end of the lease term, the Company may purchase the equipment at fair market value, return the equipment to the lessor, or extend the lease for up to five additional years. If the Company chooses to return the equipment at the end of the initial lease term, the Company is obligated to pay the lessor a maximum of $33.8 million. The book value of the equipment sold was $40.4 million. The excess of the proceeds over the book value was deferred and is included in other long-term liabilities in the accompanying consolidated balance sheet. The excess of the deferred gain over the maximum return obligation will be amortized over the lease term.

Leases
The Company has numerous non-cancelable leases with terms exceeding one year. At December 31, 1999, lease commitments, including the return obligation on the sale leaseback, for all of the Company's operating leases are as follows:


(in thousands)
------------------------------------------------------------------------------------------------------------------------
2000                                                                                                $ 36,947
2001                                                                                                  29,221
2002                                                                                                  24,523
2003                                                                                                  17,293
2004                                                                                                  47,681
Thereafter                                                                                             9,695
------------------------------------------------------------------------------------------------------------------------
 Total                                                                                              $165,360
------------------------------------------------------------------------------------------------------------------------

Total rental expense was $40.5 million in 1999, $32.8 million in 1998 and $35.4 million in 1997.

                                      a23

Subsequent Event

Subsequent to December 31, 1999 the Company terminated three senior officers, including its former chief executive officer and chief financial officer. The Company is in litigation with the former chief executive officer and believes it has no obligation for severance. The Company has negotiated with the other two former senior officers resulting in anticipated severance costs of approximately $3.5 million, which will be charged to earnings in the first quarter of 2000.

Contingent Liabilities

Company management believes that various current claims and litigation have been adequately provided for or are covered by insurance. Therefore, the resolution of such matters is not expected to materially affect the Company's financial position or future earnings.

At December 31, 1999, $20.1 million in standby letters of credit and $197.5 million of performance guarantees issued by the Company were outstanding. These items are expected to expire and be replaced with similar items in the normal course of business.


NOTE 12--INCOME TAXES
Components of earnings and taxes consist of:

(in thousands)                                    1999       1998       1997
--------------------------------------------------------------------------------
Income before income taxes:
 U.S.                                           $ 89,971   $153,469   $ 75,893
 Non-U.S.                                         28,111     33,834      2,575
--------------------------------------------------------------------------------
                                                $118,082   $187,303   $ 78,468
--------------------------------------------------------------------------------

Income tax expense:
 Current:
  U.S. Federal                                  $ 30,556   $ 47,794   $ 31,383
  State                                              892      5,395      1,011
  Non-U.S.                                        18,287     11,893      7,498
---------------------------------------------------------------------------------
   Total current                                  49,735     65,082     39,892
 Deferred                                         (8,432)   (14,272)    (8,817)
--------------------------------------------------------------------------------
   Total provision for income taxes             $ 41,303   $ 50,810   $ 31,075
--------------------------------------------------------------------------------

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income taxes as a result of the following:

(in thousands)                                           1999       1998       1997
-------------------------------------------------------------------------------------
Tax expense at statutory rate                          $ 41,329   $ 65,556   $ 27,464
Increase (decrease) resulting from:
 Equity in earnings of affiliates/minority interest        (693)      (498)      (540)
 Taxes on foreign earnings                                  880    (16,389)     7,466
 State income taxes--current                                580      3,507        657
 Purchase accounting adjustments                          6,811      3,511      3,570
 State income taxes--deferred                              (239)       621     (1,421)
 Export incentives                                       (5,496)    (4,122)    (4,776)
 Other                                                   (1,869)    (1,376)    (1,345)
-------------------------------------------------------------------------------------
  Total provision for income taxes                     $ 41,303   $ 50,810   $ 31,075
-------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                      a24

(in thousands)                                                                1999       1998
-------------------------------------------------------------------------------------------------------
Deferred tax assets:
 Accounts receivable, principally due to allowance for doubtful accounts    $  5,013   $  3,625
 Inventories, including uniform capitalization                                19,981     18,359
 Compensated absences and benefits, principally
  due to accrual for financial reporting purposes                             13,222     12,294
 Contingencies, due to accrual for financial reporting purposes                8,285      7,860
 Warranty reserves, due to accrual for financial reporting purposes           24,480     23,928
 Postretirement benefits                                                      57,089     54,970
 Other                                                                        35,128     28,556
-------------------------------------------------------------------------------------------------------
  Total gross deferred tax assets                                            163,198    149,592
-------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
 Plant, equipment and intangible assets due to purchase accounting
  adjustments and differences in depreciation and amortization                59,449     26,337
 Inventory, due to purchase accounting adjustments                            15,765     15,765
 Other                                                                         5,382      2,291
-------------------------------------------------------------------------------------------------------
  Total gross deferred tax liabilities                                        80,596     44,393
-------------------------------------------------------------------------------------------------------
   Net deferred tax assets                                                  $ 82,602   $105,199
-------------------------------------------------------------------------------------------------------

Based on the Company's historical and current pre-tax earnings, management believes it is likely the Company will realize the net deferred tax assets.

During 1998, the Internal Revenue Service (IRS) completed its examination of the Company's Federal income tax returns for 1993 and 1994. The Company reached a settlement agreement with the IRS for those years; this settlement did not have a material effect on the Company's financial statements.

Various state and foreign tax returns are under examination by the applicable authorities. The Company does not anticipate any material effect to the Company's financial statements resulting from these examinations.

Domestic income taxes or foreign withholding taxes have not been provided on $156 million and $124 million of undistributed earnings of foreign subsidiaries and affiliates at December 31, 1999 and 1998, respectively. These earnings are considered to be permanently invested in the businesses and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $9.3 million and $7.3 million of deferred income taxes, consisting of foreign withholding taxes, would have been provided at December 31, 1999 and 1998, respectively. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the U.S.

NOTE 13--RESEARCH AND DEVELOPMENT
Total research and development costs charged to expense amounted to $41.0 million in 1999, $31.2 million in 1998 and $30.6 million in 1997.

NOTE 14--ACQUISITIONS AND DIVESTITURES
On June 10, 1999, the Company acquired all of the outstanding capital stock of Sabroe A/S (Sabroe), a Danish company, for $407.1 million in cash and assumed debt of $216.0 million. Sabroe is a world leader in supplying refrigeration systems and products. In connection with the acquisition and restructuring, the following were considered in the allocation of the purchase price: acquisition expenses of $7.3 million; deferred taxes of $30.4 million; non-cash write-downs of $4.4 million and other accruals of $11.8 million.

The Company is in process of executing the plan for integrating Sabroe into the York Refrigeration Group. The Sabroe portion of the plan includes closing the Retech and Norrkoping manufacturing plants in Denmark and Sweden, respectively, closing certain duplicate sales and service offices in Europe and Asia, product rationalizations and other costs related to the York Refrigeration Group restructuring. The plan also includes Sabroe workforce reductions of approximately 500 salary and wage employees, of which 230 remain at December 31, 1999. The plan is expected to be substantially complete within one year from the acquisition date. The table below details the restructuring activities discussed above.

                             Non-cash    Established   Utilized     Remaining
(in thousands)              Write-downs   Accruals      in 1999     Accruals
----------------------------------------------------------------------------------------
Fixed assets write-downs       $  2,542           --           --           --
Inventory write-downs             1,849           --           --           --
Severance costs                      --        9,299        3,402        5,897
Contractual obligations              --        1,911          336        1,575
Other                                --          632          276          356
----------------------------------------------------------------------------------------
                               $  4,391     $ 11,842     $  4,014     $  7,828
----------------------------------------------------------------------------------------

                                      a25

The acquisition has been accounted for under the purchase method of accounting and the Sabroe assets, liabilities and results of operations, since acquisition, have been included in the consolidated financial statements. The preliminary allocation of the purchase price and other costs as discussed above resulted in the following components of intangible assets, based on independent appraisals and other information, and related straight-line amortization periods:


(in thousands)                                 Intangible Assets  Amortization period
-------------------------------------------------------------------------------------------
Unallocated excess of cost over
 net assets acquired                         $  441,289             30 years
Trademark and tradenames                         35,480             30 years
Proprietary technology and patents                2,050             15 years
-------------------------------------------------------------------------------------------
Total intangibles                            $  478,819
-------------------------------------------------------------------------------------------

The following unaudited pro forma summary combines the consolidated results of operations of the Company and Sabroe as if the acquisition had occurred at the beginning of 1999 for 1999 information and at the beginning of 1998 for 1998 information. The pro forma summary includes adjustments for amortization expense as a result of unallocated excess of cost over net assets acquired and other intangible assets as presented above, interest expense on acquisition debt issued to finance the purchase, adjusted depreciation expense as a result of new fixed assets bases, and estimated income tax effect of the pro forma adjustments. The pro forma summary is for informational purposes only and may not necessarily reflect the results of operations of the Company had Sabroe operated as part of the Company for the periods presented.


Year Ended December 31,                              1999                               1998
(thousands, except per share data)    Historical   Proforma (unaudited)  Historical   Proforma (unaudited)
-----------------------------------------------------------------------------------------------------------
Net sales                              $3,866,615           $4,100,187    $3,289,201           $3,981,655
Income before cumulative
 effect of accounting change               76,779               70,339       136,493              125,487
Net income                                 75,882               69,442       136,493              125,487
Diluted earnings per share:
 Income before cumulative effect
  of accounting change                 $     1.93           $     1.76    $     3.36           $     3.09
 Net income                            $     1.91           $     1.74    $     3.36           $     3.09
-----------------------------------------------------------------------------------------------------------

The Company recorded a gain of $9.6 million on the sale of Viron, the Company's performance contracting business, in the third quarter of 1999.

NOTE 15--CHARGES TO OPERATIONS
In 1999, the Company recorded charges to operations of $54.5 million in acquisition, integration, restructuring and other charges. York Refrigeration Group charges of $35.0 million, not allocated as part of the purchase price, related to acquisition, integration and restructuring cost for integrating Sabroe into the York Refrigeration business. Other Company charges of $19.5 million, not impacted by the Sabroe acquisition, related to restructuring, downsizing and other one time costs.

York Refrigeration Group charges

The York Refrigeration Group charges consist of non-cash write-downs of $8.2 million and other accruals of $8.7 million principally for the closure of the Gram manufacturing facility in Denmark, the closure of duplicate sales and service offices in Europe and Asia and workforce reductions. Of the approximately 450 salary and wage employee reductions planned, approximately 130 remain at December 31, 1999. The costs of these actions are detailed in the table below.

                            Non-cash    Established  Utilized   Remaining
(in thousands)             Write-downs   Accruals     in 1999   Accruals
------------------------------------------------------------------------------------------
Fixed asset write-downs        $ 8,176           --         --         --
Severance costs                     --        5,260      3,834      1,426
Contractual obligations             --        1,095        541        554
Other                               --        2,348      2,298         50
------------------------------------------------------------------------------------------
                               $ 8,176      $ 8,703    $ 6,673    $ 2,030
------------------------------------------------------------------------------------------

Additionally, the Company recorded cash expenses of $12.7 million relating to the cost and loss on a currency option to fix the price of the acquisition and $5.4 million for integration expenses consisting of employee relocation, office integration activities, product training and sign and logo changes.

                                      a26

Other Company charges
The other Company charges of $19.5 million consist of non-cash write-downs of $3.6 million and other accruals of $15.9 million. The charges relate to workforce reductions, asset write-downs, principally in Latin America and Eastern Europe due to the current economic conditions in those regions, closing costs for the ESG Airside factory in Salisbury, North Carolina, contractual obligations and other receivables. Of the approximately 530 salary and wage employees reductions planned, 7 remain at December 31, 1999. These costs are detailed in the table below.

                            Non-cash      Established    Utilized    Remaining
(in thousands)             Write-downs     Accruals      in 1999     Accruals
--------------------------------------------------------------------------------

Fixed asset write-downs        $1,851       $    --       $    --        $   --
Receivable write-downs          1,773            --            --            --
Severance costs                    --         8,953         4,635         4,318
Contractual obligations            --         6,962         5,427         1,535
--------------------------------------------------------------------------------
                               $3,624       $15,915       $10,062        $5,853
--------------------------------------------------------------------------------

In 1999, the Company also recorded charges in cost of goods sold of $22.4 million, primarily to write-down inventory to the lower of cost or market. Integration of the Refrigeration business, principally discontinuation of Gram product lines, resulted in $6.9 million of the inventory write-down. Deteriorating economic conditions in Latin America and Eastern Europe resulted in inventory write-downs of $3.2 million and $4.2 million, respectively. ESG operations, primarily in the U.S. and Australia, resulted in inventory writedowns of $1.5 million. The discontinuance of a UPG product line resulted in additional inventory write-downs of $4.6 million and warranty charges of $2.0 million. The related liability for warranty charges represents the Company's estimate of future costs based on a range of possible outcomes. Additional charges to operations in future periods may be required if actual costs incurred exceed amounts recorded at December 31, 1999.

During 1997, the Company recorded charges of $75.5 million. The charges related to the closing of the Houston manufacturing facility, the downsizing of German operations and profit improvement initiatives, including closing and streamlining certain operations and rationalization of global distribution and products throughout the world. At December 31, 1999, accrual balances of $3.6 million remain relating primarily to product warranty and lease obligations.

NOTE 16--GRANTLEY ACCIDENT
On February 2, 1998, the Company incurred damage to its Grantley manufacturing facility in York, PA, when tanks used for testing ruptured. The accident caused substantial damage to facilities used in steel cutting and rolling operations and heat exchanger production. The Company's rebuilding operations were substantially completed during the second quarter of 1999, fully restoring its production capacity.

The Company maintains insurance for both property damage and business interruption applicable to its production facilities, including Grantley. The applicable coverage provides for deductibles of $25,000 for property damage and $25,000 for business interruption.

Pursuant to generally accepted accounting principles, the costs of reconstructing and replacing property damaged or destroyed in the accident are recorded in the applicable property accounts, and the difference between the net book value of the assets damaged or destroyed and the related insurance recovery will be included in profit and loss upon settlement. During 1999 and 1998, the Company recorded credits to cost of goods sold of $6.0 million and $25.5 million, respectively, reflecting insurance coverage for certain incremental expenses and losses included in cost of goods sold as a result of the accident. These amounts represent only a portion of the Company's estimate of the total costs and expenses resulting from the accident which is included in the Company's claim under business interruption coverage.

During 1999 and 1998, the Company received advanced payments of $6.2 million and $19.4 million, respectively, from the insurance company representing partial payments under the property damage coverage. During 1999 and 1998, the Company received advanced payments of $21.3 million and $10.0 million, respectively, from the insurance company representing partial payments under the business interruption coverage. The Company and the insurance company have settled on a portion of the claim under the property damage coverage, but have not agreed on any settlement under the remaining property damage or business interruption coverage.

NOTE 17--SEGMENT INFORMATION
In 1997, the Company reorganized its geographically focused operations into three global business groups. These three global business groups operate in the Heating, Ventilating, Air Conditioning and Refrigeration industry (HVAC&R) and are segmented as the Unitary Products Group, Engineered Systems Group and York Refrigeration Group.

The Company's Unitary Products Group (UPG) consists of heating and air conditioning solutions for buildings ranging from private homes and apartments to small commercial buildings. Unitary products include ducted central air conditioning and heating systems (air conditioners, heat pumps and furnaces), ductless mini-splits, and light commercial heating and cooling equipment. Bristol

                                      a27

Compressors, included with UPG, manufactures reciprocating and scroll compressors for original equipment manufacturers and for sale by wholesale distributors.

The Company's Engineered Systems Group (ESG) consists of heating and air conditioning solutions for buildings ranging from small office buildings and fast food restaurants to large commercial and industrial complexes. Engineered Systems air conditioning products include air-cooled and water-cooled chillers, central air handling units, variable air volume units, control equipment to monitor and control the entire system, maintenance and service. ESG manufactures and provides custom design solutions for large systems used in hospitals, office towers, hotels and airports. ESG also supplies specially designed chilled water systems for use on naval and commercial marine vessels.

The Company's York Refrigeration Group (YRG) consists of screw and reciprocating compressors, condensers, evaporators, heat exchangers, process refrigeration systems, hygienic air distribution systems, gas compression systems, automated plant control systems, refrigeration contracting, maintenance and service.

The following table represents the Company's operating results by segment:

(in thousands)                                                                1999         1998         1997
--------------------------------------------------------------------------------------------------------------
Net sales:
 Unitary Products Group:
  Bristol Compressors                                                    $   579,686   $  529,809   $  504,024
  Residential and light commercial products                                1,098,514    1,055,627      964,648
  Intragroup compressor sales                                               (108,721)    (103,676)     (76,294)
                                                                         -----------   ----------   ----------
                                                                           1,569,479    1,481,760    1,392,378
 Engineered Systems Group                                                  1,460,736    1,408,091    1,396,436
 York Refrigeration Group                                                    883,609      447,499      447,093
 Eliminations (1)                                                            (47,209)     (48,149)     (42,250)
---------------------------------------------------------------------------------------------------------------
                                                                         $ 3,866,615   $3,289,201   $3,193,657
---------------------------------------------------------------------------------------------------------------
 (1) Eliminations include the following intersegment sales:
 Unitary Products Group                                                  $    13,330   $   10,936   $   12,609
 Engineered Systems Group                                                     12,802       12,710        7,236
 York Refrigeration Group                                                     21,077       24,503       22,405
---------------------------------------------------------------------------------------------------------------
 Eliminations (1)                                                        $    47,209   $   48,149   $   42,250
---------------------------------------------------------------------------------------------------------------
Income from operations:
 Unitary Products Group:
  Bristol Compressors                                                    $    58,990   $   53,152   $   44,860
  Residential and light commercial products                                   97,247       87,330       57,864
                                                                         -----------   ----------   ----------
                                                                             156,237      140,482      102,724
 Engineered Systems Group                                                    114,689      125,170      118,278
 York Refrigeration Group                                                     44,527       27,420       22,734
 Eliminations, general corporate expenses
  and other non-allocated items                                             (151,508)     (64,368)    (129,734)
---------------------------------------------------------------------------------------------------------------
                                                                         $   163,945   $  228,704   $  114,002
---------------------------------------------------------------------------------------------------------------
Equity in (earnings) losses of affiliates:
 Unitary Products Group:
  Bristol Compressors                                                    $    (2,640)  $      785   $   (5,732)
  Residential and light commercial products                                     (867)         318        1,792
                                                                         -----------   ----------   ----------
                                                                              (3,507)       1,103       (3,940)
 Engineered Systems Group                                                     (1,769)      (1,260)      (1,402)
 York Refrigeration Group                                                       (384)          31           --
---------------------------------------------------------------------------------------------------------------
                                                                         $    (5,660)  $     (126)  $   (5,342)
---------------------------------------------------------------------------------------------------------------
Gain on sale of business                                                 $    (9,627)  $       --   $       --
Interest expense, net                                                         61,150       41,527       40,876
---------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of accounting change    $   118,082   $  187,303   $   78,468
Provision for income taxes                                                    41,303       50,810       31,075
---------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                     $    76,779   $  136,493   $   47,393
---------------------------------------------------------------------------------------------------------------

                                      a28

(in thousands)                                                           1999         1998         1997
--------------------------------------------------------------------------------------------------------
                                         (continued)
Total assets:
Unitary Products Group:
  Bristol Compressors                                              $  217,792   $  207,624   $  201,863
  Residential and light commercial products                           569,223      511,669      488,105
  Eliminations and other non-allocated assets                         (14,267)     (14,225)      (7,370)
                                                                   ----------   ----------   ----------
                                                                      772,748      705,068      682,598
 Engineered Systems Group                                             714,212      713,943      703,498
 York Refrigeration Group                                             669,317      272,039      237,179
 Eliminations and other non-allocated assets                          718,262      415,488      373,023
-------------------------------------------------------------------------------------------------------
                                                                   $2,874,539   $2,106,538   $1,996,298
-------------------------------------------------------------------------------------------------------
Depreciation and amortization of property, plant and equipment:
 Unitary Products Group:
  Bristol Compressors                                              $   10,536   $   10,003   $    9,357
  Residential and light commercial products                            16,192       16,539       14,006
                                                                   ----------   ----------   ----------
                                                                       26,728       26,542       23,363
 Engineered Systems Group                                              18,299       16,871       15,679
 York Refrigeration Group                                              15,162        9,502        9,351
 Other non-allocated depreciation and amortization                      3,982        4,870        4,383
-------------------------------------------------------------------------------------------------------
                                                                   $   64,171   $   57,785   $   52,776
-------------------------------------------------------------------------------------------------------

Capital expenditures:
 Unitary Products Group:
  Bristol Compressors                                              $   15,698   $   11,436   $   11,558
  Residential and light commercial products                            19,266       13,088       13,963
                                                                   ----------   ----------   ----------
                                                                       34,964       24,524       25,521
 Engineered Systems Group                                              37,074       28,257       23,413
 Refrigeration Products Group                                          17,949        9,001       15,095
 Other non-allocated capital expenditures                              14,078        2,856        2,825
-------------------------------------------------------------------------------------------------------
                                                                   $  104,065   $   64,638   $   66,854
-------------------------------------------------------------------------------------------------------

Other non-allocated costs for management reporting include goodwill amortization, certain pension costs, Olympic sponsorship costs, integration costs, restructuring costs, other corporate costs, interest and income taxes. Non-allocated assets primarily consist of prepaid pension expenses, deferred tax assets, goodwill, LIFO inventory reserves, and other corporate assets. For management reporting, intersegment sales are recorded on a cost-plus basis and are recorded at cost by the buying segment. Business unit management performance is based on earnings before interest and taxes adjusted by a charge for capital and, to a lesser extent, earnings per share.

The Company's sales are 52% to the United States and 48% to non-U.S. countries in 1999 and 58% to the United States and 42% to non-U.S. countries for 1998 and 1997. No single non-U.S. country or single customer accounts for greater than 10% of the Company's sales. Information related to United States and non-U.S. sales to outside customers, based on the location of the assets generating the sales, is as follows:

(in thousands)                     1999          1998          1997
-------------------------------------------------------------------
Net sales:
 United States               $2,309,364    $2,200,137    $2,155,174
 Other                        1,557,251     1,089,064     1,038,483
-------------------------------------------------------------------
                             $3,866,615    $3,289,201    $3,193,657
-------------------------------------------------------------------

Included in United States sales are export sales of $307.0 million in 1999, $301.5 million in 1998 and $316.3 million in 1997.

                                      a29

The location of the Company's net property, plant and equipment is as follows:

                                                     1999        1998       1997
--------------------------------------------------------------------------------
Net property, plant and equipment:
 United States                                        53%          76%       78%
 Denmark                                              23%           4%        4%
 Other                                                24%          20%       18%
--------------------------------------------------------------------------------
                                                     100%         100%      100%
--------------------------------------------------------------------------------

At December 31, 1999, Denmark was the only non-U.S. country with greater than 10% of the Company's consolidated net property, plant and equipment. No single non-U.S. country had greater than 10% of the Company's consolidated net property, plant and equipment at December 31, 1998 or 1997.

NOTE 18--STOCKHOLDERS' EQUITY

The 1992 Employee Stock Purchase Plan authorizes the allocation of 1,500,000 shares of common stock for the Plan. An additional 500,000 shares were authorized in February 1999. The purchase price of the shares under the Purchase Plan is 85% of the lower of the fair market value of shares at the beginning of the period or end of the period. No compensation expense is recorded in connection with the Plan. In 1999, 1998 and 1997, there were 205,980 shares, 225,861 shares and 165,169 shares, respectively, purchased by employees at a price of $23.32 per share, $33.63 per share and $33.63 per share, respectively.

During May 1997 and February 1999, amendments to the 1992 Omnibus Stock Plan were approved. The amended and restated 1992 Omnibus Stock Plan authorizes the issuance of up to 7,880,000 shares of the Company's common stock under stock option or restricted share awards, of which up to 3% of the total outstanding shares are available for restricted share awards. The exercise price of stock options granted under the Plan is equal to the fair market value of the shares on the date the option is granted. The restricted shares are granted at a price determined by the Board of Directors. In 1999, 1998 and 1997 under the 1992 Omnibus Stock Plan, key employees were awarded 23,500, 32,000 and 40,000 shares, respectively, of restricted common stock generally vesting over four years. Accordingly, unearned compensation of $0.9 million, $1.1 million and $2.0 million was recorded as a charge to equity in 1999, 1998 and 1997, respectively, which is being amortized over the vesting period.

Changes in the number of shares under the stock option plan are as follows:

                                        1999                        1998                        1997
---------------------------------------------------------------------------------------------------------------
                                  Weighted Average            Weighted Average            Weighted Average
                               Shares    Exercise Price    Shares    Exercise Price    Shares    Exercise Price
---------------------------------------------------------------------------------------------------------------
Outstanding, January 1,      3,097,222       $42.97      2,776,367        $42.50     2,365,859       $39.97
 Granted                     3,303,924        29.41        797,415         43.11       829,143        45.43
 Exercised                    (216,662)       41.36       (300,625)        39.05      (306,993)       30.24
 Canceled                     (358,063)       41.32       (175,935)        42.87      (111,642)       44.36
---------------------------------------------------------------------------------------------------------------
Outstanding, December 31,    5,826,421        35.64      3,097,222         42.97     2,776,367        42.50
Exercisable, December 31,    3,049,766       $42.05      2,289,257        $42.91     1,952,454       $41.30
Available, December 31,        755,794                     222,405                     884,175
---------------------------------------------------------------------------------------------------------------

The exercise price of options outstanding and those exercised is $31.75 to $33.75 per share for 1992 grants, $34.25 to $40.00 per share for 1993 grants, $35.75 to $39.00 per share for 1994 grants, $38.25 to $46.00 per share for 1995 grants, $46.00 to $54.88 per share for 1996 grants, $44.63 to $49.63 per share for 1997 grants, $33.13 to $49.50 per share for 1998 grants and $22.94 to $42.50 for 1999 grants. The weighted average remaining contractual life for options outstanding at December 31, 1999 is 8.11 years.

In 1997 and 1999, the Board of Directors authorized the Company to purchase up to 6.0 million and 2.5 million shares, respectively, of its Common Stock over four years to fund the Company's Employee Stock Purchase Plan and the Amended and Restated 1992 Omnibus Stock Plan. The stock purchases will be made from time to time on the open market. Under the program, 2.0 million, 1.1 million and 3.4 million shares were repurchased on the open market in 1999, 1998 and 1997, respectively. In addition, in the first quarter of 2000, the Company repurchased approximately 300,000 shares.

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option and employee stock purchase plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                      a30

(in thousands, except per share data)               1999        1998       1997
--------------------------------------------------------------------------------
Net earnings--as reported                         $75,882    $136,493   $47,393
Net earnings--pro forma                            65,462     126,241    38,471
Diluted earnings per share--as reported              1.91        3.36      1.10
Diluted earnings per share--pro forma                1.64        3.11      0.89
--------------------------------------------------------------------------------

The per share weighted average fair value of the options granted during 1999, 1998, and 1997 is estimated as $10.47, $16.66 and $18.04, respectively, on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions based on the date of grant are as follows: dividend yield of 2.1%, 1.1% and 1.0% in 1999, 1998 and 1997, respectively; volatility of 31.4%, 27.5%
and 27.2% in 1999, 1998 and 1997, respectively; risk-free interest rate of 5.5%, 5.7% and 6.6% in 1999, 1998 and 1997, respectively, and an expected life of 7.6 years, 7.7 years and 7.0 years in 1999, 1998 and 1997, respectively.

Pro forma net income reflects only options granted after 1994. Therefore, the full impact of calculating compensation costs for stock options granted prior to January 1, 1995 is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1995 is not considered. Because the determination of fair value of all options granted includes variable factors, including volatility, and because additional option grants are expected to be made each year, the above proforma disclosures are not representative of proforma effects on reported net income for future years.

NOTE 19--EARNINGS PER SHARE RECONCILIATION OF SHARES OUTSTANDING

Net income as set forth in the statements of operations is used in the computation of basic and diluted earnings per share information. Reconciliations of shares used in the computations of earnings per share are as follows:

(in thousands)                                            1999     1998    1997
--------------------------------------------------------------------------------
Weighted average common shares outstanding used
 in the computation of basic earnings per share          39,637   40,402  42,550
Effect of dilutive securities:
 Non-vested restricted shares                                61      132     167
 Stock options                                              134       88     323
--------------------------------------------------------------------------------
Weighted average common shares and equivalents used
 in the computation of diluted earnings per share        39,832   40,622  43,040
--------------------------------------------------------------------------------

                                      a31

                   Summary of Quarterly Results (unaudited)

(in thousands, except per share data)  First Quarter  Second Quarter  Third Quarter  Fourth Quarter
---------------------------------------------------------------------------------------------------
1999
 Net sales                                $  782,757      $1,012,064     $  970,360      $1,101,434
 Gross profit                                165,581         231,415        189,072         226,896
 Net income                                   17,377          40,452          3,776          14,277
 Earnings per share:
   Basic                                         .44            1.02            .09             .37
   Diluted                                       .44            1.01            .09             .36

1998
 Net sales                                $  741,988      $  888,481     $  810,355      $  848,377
 Gross profit                                157,032         194,839        183,781         187,284
 Net income                                   14,664          42,307         47,254          32,268
 Earnings per share:
   Basic                                         .36            1.04           1.17             .81
   Diluted                                       .36            1.03           1.16             .81
---------------------------------------------------------------------------------------------------

                        Trading and Dividend Information

                                                                                 Dividends
                                                        High             Low     Declared
-----------------------------------------------------------------------------------------
1999
 Fourth quarter                                       $  28  1/4      $ 21           $.15
 Third quarter                                           47  1/2        35 1/4        .15
 Second quarter                                          43  3/8        34 3/8        .15
 First quarter                                           41  5/8        33 5/8        .15

1998
 Fourth quarter                                       $  43  9/16     $ 27 1/2       $.12
 Third quarter                                           46 11/16       31 5/8        .12
 Second quarter                                          52  3/4        40 3/4        .12
 First quarter                                           46  1/2        34 3/8        .12
-----------------------------------------------------------------------------------------

                                      a32

            Investor and Stockholder Information and Corporate Data

INVESTOR AND STOCKHOLDER INFORMATION

Stockholder Inquiries

Questions concerning your account, dividend payments, address changes, consolidation of duplicate accounts, lost certificates and related matters should be addressed to York International Corporation's transfer agent:

 Chase Mellon Shareholder Services, L.L.C.
 P.O. Box 3315
 South Hackensack, NJ 07606-1915
 1-800-851-9677
 http://www.chasemellon.com

Dividend Policy

The declaration and payment of quarterly dividends is made at the discretion of York's Board of Directors. The dividend is reviewed by the board quarterly. York has paid quarterly dividends on its common shares without interruption since going public in 1991.

Direct Deposit of Dividends

Stockholders who would like their dividends directly deposited in a U.S. bank account should contact the transfer agent at the above address for an enrollment form.

Dividend Reinvestment Program

An automatic dividend reinvestment plan is available to all stockholders of record. Dividends can be automatically reinvested in York common stock. Participants also may add cash for the purchase of additional shares. For more information, contact Chase Mellon Shareholder Services, L.L.C., at (800) 437-6726.

Investor Relations Program

York International has an active investor relations program directed to both individual and institutional investors. The Company's investor relations mission is to maintain an ongoing awareness of the Company's performance among its stockholders and the financial community. The Company welcomes inquiries from its investors, large or small, as well as from members of the financial community. For further information, contact:

 Investor Relations Department
 York International Corporation
 P.O. Box 1592-364F
 York, PA 17405-1592
 Telephone: (717) 771-7409
 Fax: (717) 771-7381

About York's Shareholders

At year-end, the Company had approximately 5,000 registered shareholders. Approximately 10% of the Company shares were held by individual investors. The Company shares were also held by about 150 institutions. At year-end, there were approximately 3,500 employee shareholders participating in the York International Employee Stock Purchase Plan, for an estimated 19% enrollment of eligible employees.

CORPORATE DATA

Corporate Offices

Street Address:
 York International Corporation
 631 South Richland Avenue
 York, PA 17403

Mailing Address:

 York International Corporation
 P.O. Box 1592
 York, PA 17405-1592
 Telephone: (717) 771-7890
 Fax: (717) 771-7381

Additional Information

Stockholder, financial and other information about York is available from several sources. The Company's 10K Report, 10Q and Quarterly Reports to Stockholders are available through the Company's automated telephone system by dialing (717) 771-7409.

You can also request these publications by writing:

 Investor Relations
 York International Corporation
 P.O. Box 1592-364F
 York, PA 17405-1592
 Fax: (717) 771-7381
 E-mail: investor@York.com

York news releases, including earnings announcements, are available by fax 24 hours a day through Company News On-Call at (800) 758-5804. The York extension is 992638.

You can access financial and other information, such as quarterly press releases on earnings and product announcements, through the Internet. To connect to York's website, set your browser software to: http://www.york.com

Stock Exchange Listing

The New York Stock Exchange

Stock Trading Symbol

YRK

                                      a33

                                              Board of Directors
GERALD C. MCDONOUGH                     DONALD M. ROBERTS                            JAMES A. URRY
Private Business Consultant             Retired Vice Chairman and                    Vice President of Citicorp
Retired Chairman and Chief              Treasurer of United States Trust             Venture
Executive Officer of Leaseway           Company of New York and its                  Capital, Ltd.
Holdings, Inc.                          parent, U.S. Trust Corporation               Member of the Audit,
Chairman of the Board and               Chairman of the Audit                        Compensation, and Executive
member of the Finance, and              Committee and member of the                  Committees
Nominating and Governance               Executive, and Nominating and
Committees                              Governance Committees                        JOHN E. WELSH, III
                                                                                     Vice Chairman of Mobile
MALCOLM W. GAMBILL                      MICHAEL R. YOUNG                             Telecommunications
Retired Chairman and Chief              President and Chief                          Technologies Corporation
Executive Officer of Harsco             Executive Officer                            Chairman of the Finance
Corporation                                                                          Committee and member of the
Member of the Audit,                    JOHN R. TUCKER                               Executive Committee
Compensation, Executive, and            Former Chief Executive Officer
Nominating and Governance               and President                                WALTER B. WRISTON
Committees                                                                           Private Business Consultant
                                                                                     Retired Chairman and Chief
ROBERT F. B. LOGAN                                                                   Executive Officer of Citicorp
Retired Chairman and Chief                                                           Chairman of the Compensation
Executive Officer of Banc                                                            and Executive Committees
One Arizona Corporation
Member of the Audit,
Compensation, and Finance
Committees

                                                   Officers

MICHAEL R. YOUNG                        DALE L. BENNETT                              JAMES P. CORCORAN
President and Chief Executive           Vice President, Human Resources              Treasurer
Officer
                                        CHARLES F. CARGILE                           DAVID R. HECK
OLE ANDERSEN                            Vice President, Finance and                  Controller
Vice President and President of         Corporate Development
Refrigeration Products Group
                                        JANE G. DAVIS
JAMES F. DAMIANI                        Vice President, Secretary and
Vice President and President of         General Counsel
Unitary Products Group
                                        HELEN S. MARSTELLER
WAYNE J. KENNEDY                        Vice President, Investor
Vice President and President of         Relations
Bristol Compressors
                                        C. DAVID MYERS
PETER C. SPELLAR                        Vice President and Chief
Vice President and President of         Financial Officer
Engineered Systems Group

The trademarks AIR PRO; BRISTOL; FRASER-JOHNSTON; GUARDIAN; LUXAIRE; ACUAIR; FRICK; FRIGIDCOIL; IMECO; NORTHFIELD; RECO and YORK are registered in the United States Patent and Trademark Office by York International Corporation or its affiliates. SABROE; NOVENCO; RETECH; GRAM REFRIGERATION; RECOLD; and RITE COIL are trademarks of York International Corporation or its affiliates.

                                      a34

                                    [FRONT]


                        YORK INTERNATIONAL CORPORATION


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints Jane G. Davis and C. David Myers, or either of them, the proxy or proxies of the undersigned with full powers of substitution, to vote all shares of Common Stock of York International Corporation held of record by the undersigned at the close of business on April 6, 2000 at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 25, 2000, at 1:30 p.m. EDT, and at any adjournment or adjournments thereof, upon the following matters set forth on the reverse side.


                 PLEASE MARK YOUR CHOICE IN BLUE OR BLACK INK
               PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                        USING THE ACCOMPANYING ENVELOPE

                                   [REVERSE]


      Please mark   If properly executed, the shares represented by this proxy will be voted in
[X]   votes as in   the manner directed herein by the undersigned stockholder, or to the extent this example  directions are not given, such shares will be voted FOR each of the nominees and each other proposal.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW AND A VOTE "FOR" PROPOSAL 2.

1.    ELECTION OF DIRECTORS.

      Nominees:  Gerald C. McDonough, Michael R. Young, W. Michael Clevy,
                 Malcolm W. Gambill, Robert F. B. Logan, Paul J. Powers, Donald
                 M. Roberts, and James A. Urry

     FOR ALL                          WITHHOLD
[_]  NOMINEES                    [_]  AUTHORITY FOR
     LISTED                           ALL NOMINEES
     (EXCEPT AS                       LISTED
     INDICATED)

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.




  2.  RATIFICATION OF APPOINTMENT OF KPMG LLP AS          [_]     [_]    [_]
      INDEPENDENT ACCOUNTANTS

  3.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO  [_]     [_]    [_]
      VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
      BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF